SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
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ADC TELECOMMUNICATIONS, INC.

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ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

ADC TELECOMMUNICATIONS, INC.

January 20, 2009

Dear ADC Shareowner:

You cordially are invited to attend the annual shareowners’ meeting of ADC Telecommunications, Inc., which will be held in the Auditorium at ADC’s World Headquarters on Wednesday, March 4, 2009, at 9:00 a.m. Central Standard Time. ADC’s World Headquarters are located at 13625 Technology Drive, Eden Prairie, Minnesota 55344. Details of the business to be conducted at the annual meeting are given in the attached notice of annual shareowners’ meeting.

If you do not plan to attend the annual meeting, please vote your shares either by telephone, Internet or the mail. Instructions on voting your shares are on the notice of Internet availability of proxy materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on voting your shares are on the enclosed proxy card. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

Robert E. Switz
Chairman of the Board, President and Chief
Executive Officer

YOUR VOTE IS IMPORTANT

(THIS PAGE INTENTIONALLY LEFT BLANK)

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

NOTICE OF ANNUAL SHAREOWNERS’ MEETING
TO BE HELD MARCH 4, 2009

To the Shareowners of ADC Telecommunications, Inc.:

NOTICE IS HEREBY GIVEN that the annual shareowners’ meeting of ADC Telecommunications, Inc. will be held in the Auditorium of ADC’s World Headquarters, 13625 Technology Drive, Eden Prairie, Minnesota 55344, on Wednesday, March 4, 2009, at 9:00 a.m. Central Standard Time, for the purpose of considering and acting upon:

1. The election of four directors for terms expiring in 2012;

2. A proposal to set the number of directors at eleven;

3. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2009 fiscal year (expected to end on September 30, 2009); and

4. The transaction of such other business as may come properly before the meeting or any adjournment thereof.

Shareowners of record at the close of business on January 6, 2009, are the only persons entitled to notice of, and to vote at, the annual meeting.

Your attention is directed to the proxy statement. We encourage you to vote on the Internet or by telephone in order to reduce our mailing and handling expenses. If you choose to return the proxy card by mail, we have enclosed an envelope addressed to ADC for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Jeffrey D. Pflaum
Vice President, General Counsel
and Secretary

January 20, 2009

i

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

PROXY STATEMENT

ANNUAL SHAREOWNERS’ MEETING
TO BE HELD ON MARCH 4, 2009

GENERAL INFORMATION ABOUT THE MEETING

This proxy statement has been prepared on behalf of the Board of Directors of ADC Telecommunications, Inc. in connection with the solicitation of proxies for our annual shareowners’ meeting to be held on Wednesday, March 4, 2009, and at any and all adjournments of the annual meeting. The cost of soliciting proxies, including the cost of preparing and mailing the notice of annual shareowners’ meeting, the notice of Internet availability of proxy materials, and this proxy statement, is being paid by us. In addition, we will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of our common stock on the record date specified below, bear their reasonable expenses for mailing copies of these materials to the beneficial owners of these shares. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. In addition, our officers and other employees may solicit proxies in person or by telephone or facsimile but will receive no extra compensation for these services. This proxy statement and the forms of proxy are first being made available to shareowners on or around January 20, 2009.

Shareowners of record at the close of business on January 6, 2009, are the only persons entitled to notice of, and to vote at, the annual meeting. As of that date, there were 96,472,273 issued and outstanding shares of our common stock, our only outstanding voting securities. Each shareowner is entitled to one vote for each share held, and there is no cumulative voting.

Shareowners can vote their shares through the Internet, by telephone or by mail. Instructions on voting your shares are on the notice of Internet availability of proxy materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on voting your shares are on the enclosed proxy card. The Internet and telephone voting procedures are designed to verify shareowners’ identities, allow shareowners to give voting instructions and confirm that their instructions have been recorded properly. Shareowners who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareowner. Shareowners who vote by Internet or telephone need not return a proxy card by mail.

Whether shareowners submit their proxies by mail, telephone or the Internet, a shareowner may revoke a proxy by sending a written notice of revocation or submitting another proxy with a later date (either by mail, telephone or the Internet) at any time prior to the date of the annual meeting or by voting in person at the annual meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareowner giving the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareowners’ Meeting to be Held on March 4, 2009: This proxy statement and our 2008 Annual Report and Form 10-K are available at www.proxyvote.com

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock that were beneficially owned as of January 2, 2009 by our directors, our executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation” below, all of our directors and executive officers as a group and all shareowners known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise indicated, the shareowners listed in the table have sole voting and investment power with respect to the common stock owned by them, and the shares are not subject to any pledge.

	Amount and Nature of		Percent of Common
Name of Beneficial Owner	Beneficial Ownership		Stock Outstanding

Advisory Research, Inc.	11,729,929	(1)	12.2%
180 North Stetson Street, Suite 5500 Chicago, IL 60601
Lord, Abbett & Co. LLC	9,832,270	(2)	10.2%
90 Hudson Street Jersey City, NJ 07302
Citadel Investment Group, L.L.C.	5,813,555	(3)	6.0%
131 S. Dearborn Street Chicago, IL 60603
Barclays Global Investors, NA	4,862,828	(4)	5.0%
45 Fremont Street San Francisco, CA 94105
Robert E. Switz	807,949	(5)	*
James G. Mathews	21,400	(5)	*
Patrick D. O’Brien	132,385	(5)	*
Laura N. Owen	155,053	(5)	*
Jeffrey D. Pflaum	107,980	(5)	*
J. Kevin Gilligan	16,696	(6)	*
John A. Blanchard III	81,109	(6)	*
John J. Boyle III	63,196	(6)	*
Mickey P. Foret	32,343	(6)(7)	*
Lois M. Martin	17,696	(6)	*
Krish A. Prabhu, Ph.D	0		*
John E. Rehfeld	17,696	(6)	*
David A. Roberts	0		*
William R. Spivey, Ph.D.	16,696	(6)	*
Larry W. Wangberg	35,659	(6)	*
John D. Wunsch	38,227	(6)	*
All executive officers and directors as a group (16 persons)	1,641,956	(8)	1.7%

*	Less than 1%.

(1)	Based on information in a Schedule 13G dated January 9, 2009, Advisory Research, Inc., an investment adviser, reported that it had sole voting and dispositive power with respect to 11,729,929 shares as of December 31, 2008.

(2)	Based on information in a Schedule 13G/A dated January 9, 2009, Lord, Abbett & Co. LLC, an investment adviser, reported that it had sole voting power with respect to 9,415,451 shares and sole dispositive power with respect to 9,832,270 shares as of December 31, 2008.

(3)	Based on information in a Schedule 13G dated January 2, 2009, Citadel Investment Group, L.L.C. and a group of affiliated entities reported that each member of the group had shared voting power with respect to 5,813,555 shares as of December 23, 2008. Citadel Holdings Ltd., a Cayman Islands company (“CH”), is majority owned by Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”). Citadel Equity Fund Ltd. (“CEF”) is a subsidiary of CH. CKGSF and CH do not have control over the voting or disposition of securities held by CEF. Citadel Derivatives Group LLC (“CDG”) is majority owned by Citadel Derivatives Group Investors, LLC, a Delaware limited liability company (“CDGI”). CDGI does not have control over the voting or disposition of securities held by CDG. Citadel Derivatives Trading Ltd. (“CDT”) is majority owned by CLP Holdings LLC, a Delaware limited liability company (“CLPH”). CLPH does not have control over the voting or disposition of securities held by CDT.

(4)	Based on information in a Schedule 13G/A dated May 8, 2008, Barclays Global Investors, NA and a group of affiliated entities reported that they had sole power to vote and to dispose of shares as of April 30, 2008 as follows: (a) Barclays Global Investors, NA had sole voting power with respect to 2,313,782 shares and sole dispositive power with respect to 2,763,537 shares, (b) Barclays Global Fund Advisors had sole voting power with respect to 1,330,927 shares and sole dispositive power with respect to 1,853,086 shares, (c) Barclays Global Investors, Ltd. had sole voting power with respect to 40,747 shares and sole dispositive power with respect to 179,633 shares, and (d) Barclays Global Investors Japan Limited had sole voting power and sole dispositive power with respect to 66,572 shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of these accounts.

(5)	Includes (a) shares issuable pursuant to stock options exercisable within 60 days after January 2, 2009, (b) shares issuable in connection with the vesting of restricted stock units within 60 days after January 2, 2009, and (c) shares held in trust for the benefit of the executive officers pursuant to our Retirement Savings Plan, which we call the “401(k) Plan” in this proxy statement, as follows: for Mr. Switz, (a) options to purchase 596,360 shares, (b) 62,500 shares from the vesting of restricted stock units, and (c) 2,966 401(k) Plan shares; for Mr. Mathews, (a) options to purchase 13,900 shares and (b) 7,500 shares from the vesting of restricted stock units; for Mr. O’Brien, (a) options to purchase 97,654 shares, (b) 9,000 shares from the vesting of restricted stock units, and (c) 3,953 401(k) Plan shares; for Ms. Owen, (a) options to purchase 116,692 shares, (b) 9,000 shares from the vesting of restricted stock units, and (c) 8,119 401(k) Plan shares; and for Mr. Pflaum, (a) options to purchase 79,991 shares, (b) 7,250 shares from the vesting of restricted stock units, and (c) 2,558 401(k) Plan shares.

(6)	Includes the following shares issuable pursuant to options exercisable within 60 days after January 2, 2009: for Mr. Gilligan, 16,696 shares; for Mr. Blanchard, 41,883 shares; for Mr. Boyle, 50,723 shares; for Mr. Foret, 20,564 shares; for Ms. Martin, 16,696 shares; for Mr. Rehfeld, 16,696 shares; for Dr. Spivey, 16,696 shares, for Mr. Wangberg, 34,945 shares, and for Mr. Wunsch 31,408 shares.

(7)	During December 2008, Mr. Foret acquired the equivalent of 1,779 shares of our variable rate convertible unsecured subordinated notes at 48.5% of face value. The notes mature on June 15, 2013 and have a variable interest rate equal to 6-month LIBOR plus 0.375%. Holders of these notes may convert all or some of their notes into shares of our common stock at any time prior to maturity at a conversion price of $28.091 per share.

(8)	Includes (a) 1,229,350 shares issuable pursuant to stock options exercisable within 60 days after January 2, 2009, (b) 101,500 shares from the vesting of restricted stock units within 60 days after January 2, 2009, and (c) 17,856 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the United States Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater-than-10% shareowners are required by the SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us during fiscal 2008, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10%

beneficial owners were satisfied on a timely basis in fiscal 2008, except that Steven Nemitz, Vice President and Controller, filed one late report on Form 3/A to disclose 16 shares of our common stock that were omitted inadvertently from Mr. Nemitz’ initial Form 3 report.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles and Code of Ethics

Our Board of Directors (the “Board”) is committed to sound and effective corporate governance practices. The Board has adopted written Principles of Corporate Governance which govern the composition of the Board, Board meetings and procedures and the standing committees of the Board. The Board has the following standing committees: Audit Committee, Compensation Committee, Governance Committee (which includes Board nomination responsibility), and Finance and Strategic Planning Committee. Each of these committees has a written charter. Our Principles of Corporate Governance and the charters for each of our standing committees are available for review on our website at www.adc.com/investorrelations/corporategovernance.

Our Principles of Corporate Governance provide that a majority of our directors and all members of our Audit Committee, Compensation Committee and Governance Committee will be independent. Our Board makes an annual determination regarding the independence of each Board member under the current NASDAQ Global Select Market listing standards. Our Board has determined that all of our directors are independent under these standards, except for our Chairman Robert E. Switz, who also serves as our President and Chief Executive Officer. In fiscal 2008, we added the position of Independent Lead Director to our Board and Mr. Gilligan currently serves in that capacity. A description of the roles of Independent Lead Director and Executive Chairman can be found on our website at www.adc.com/investorrelations/corporategovernance.

During fiscal 2008, our independent directors met in an executive session of the Board without management on five occasions. Under our Principles of Corporate Governance, executive sessions of the Board are led by our Independent Lead Director, or, in his absence, by the Chair of the Governance Committee. In addition, each of our Board’s standing committees regularly meets in an executive session led by the Chair of the committee.

We maintain a Global Business Conduct Program which sets forth our standards for ethical behavior and legal compliance and governs the manner in which we conduct our business. Our Global Business Conduct Program includes a Financial Code of Ethics applicable to all directors, officers and employees. We conduct required ethics training for our employees. A copy of our Global Business Conduct Program and our Financial Code of Ethics can be found on our website at www.adc.com/investorrelations/corporategovernance.

Meeting Attendance

Each of our directors is expected to make reasonable efforts to attend all meetings of the Board, meetings of each committee on which he or she serves and our annual shareowners’ meeting. All ten of our directors who were serving on the Board at the time of our 2008 annual meeting attended that meeting. During fiscal 2008, the Board held eight meetings. During fiscal 2008, each of our directors attended at least 75% of the aggregate of the total number of these meetings plus the total number of meetings of all committees of the Board on which he or she served.

Standing Committees

The Audit Committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The Audit Committee also reviews and approves in advance the services provided by our independent registered public accounting firm, oversees our internal audit function, reviews our internal accounting controls and administers our Global Business Conduct Program. The Audit Committee currently is composed of Ms. Martin and Messrs. Blanchard, Foret, Wangberg and Wunsch, all of whom meet the existing independence and experience requirements of the NASDAQ Global Select Market and the SEC. Mr. Foret is the Chair of this committee. The Board has determined that each of Messrs. Blanchard and Foret and

Ms. Martin may be considered an “audit committee financial expert” under the rules of the SEC. During fiscal 2008, the Audit Committee held seven meetings. The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009 and is recommending that our shareowners ratify this appointment at our annual meeting. The report of our Audit Committee is found on page 37 of this proxy statement.

The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee currently is composed of Messrs. Blanchard, Gilligan, Rehfeld and Wunsch, all of whom are independent under the current NASDAQ Global Select Market listing standards. Mr. Rehfeld is the Chair of this committee. During fiscal 2008, the Compensation Committee held eight meetings.

The Governance Committee reviews and makes recommendations to the Board regarding nominees for director, establishes and monitors compliance with our Principles of Corporate Governance and conducts an annual review of the effectiveness of our Board and the performance of our President and Chief Executive Officer. The Governance Committee will consider qualified director nominees recommended by shareowners. Our process for receiving and evaluating Board member nominations from our shareowners is described below under the caption “Nominations.” The Governance Committee currently is composed of Dr. Spivey and Messrs. Boyle, Rehfeld and Wangberg, all of whom are independent under the current NASDAQ Global Select Market listing standards. Mr. Wangberg is the Chair of this committee. During fiscal 2008, the Governance Committee held five meetings.

The Finance and Strategic Planning Committee assists the Board with respect to strategic planning, the evaluation of investment, acquisition and divestiture transactions, and the review of any proposed changes to ADC’s capital structure. The Finance and Strategic Planning Committee is composed of Dr. Spivey, Ms. Martin and Messrs. Boyle, Foret and Gilligan, all of whom are independent under the current NASDAQ Global Select Market listing standards. Mr. Boyle is the Chair of this committee. During fiscal 2008, the Finance and Strategic Planning Committee held four meetings.

Nominations

Our Governance Committee is the standing committee responsible for selecting the slate of director nominees for election by our shareowners. The committee recommends these nominees to the Board for approval. All director nominees approved by the Board and all directors appointed to fill any vacancies created between our annual meetings of shareowners are required to stand for election by our shareowners at the next annual shareowners’ meeting. During fiscal 2008, our Governance Committee utilized the services of a third-party search firm to assist in the identification and evaluation of Board member candidates. The Committee may also engage similar firms to provide these services in the future, as it deems necessary or appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Principles of Corporate Governance, a candidate must possess the ability to apply good business judgment and properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience in senior levels of responsibility in their chosen fields, and have the ability to grasp complex business and financial concepts and communications technologies. In general, candidates will be preferred who hold a senior level position in business, finance, law, education, research or government. The Governance Committee considers these criteria in evaluating nominees recommended to the Governance Committee by shareowners. When current Board members are considered for nomination for reelection, the Governance Committee also takes into consideration their prior contributions, performance and meeting attendance records with ADC.

The Governance Committee will consider for possible nomination qualified Board candidates who are submitted by our shareowners by the deadline set forth in our annual proxy statement for shareholder proposals to be considered for inclusion in our proxy statement. Shareowners wishing to make such a submission may do so by sending the following information to the ADC Governance Committee, c/o ADC

Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440: (1) name of the candidate and a resume or brief biographical summary; (2) contact information for the candidate and evidence of the candidate’s willingness to serve as a director if elected; and (3) a signed statement regarding the submitting shareowner’s status as a shareowner and the number of shares currently held by such shareowner.

The Governance Committee will make a preliminary assessment of each proposed nominee based upon the resume or biographical summary, his or her willingness to serve as a director and other information obtained by the committee. Each proposed nominee is evaluated against the criteria set forth above and our specific needs at the time. Based upon the preliminary assessment, those candidates who appear best suited to be directors of ADC may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information obtained during this process, the Governance Committee determines which nominees to recommend to the Board for submission to our shareowners at the next annual meeting. The Governance Committee uses the same process for evaluating all proposed nominees, regardless of the original source of the candidate.

No candidates for director nominations were submitted to the Governance Committee by any shareowner in connection with the 2009 annual meeting. Any shareowners desiring to present a nomination for consideration by the Governance Committee prior to our 2010 annual meeting must do so by September 22, 2009, in order to provide adequate time for the Committee to give due consideration to the nominee.

Shareowner Communications with Board

The Board has implemented a process by which our shareowners may send written communications to the Board. Any shareowner desiring to communicate with the Board, or one or more of our directors, may send a letter addressed to the ADC Board of Directors, c/o ADC Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440. The Corporate Secretary has been instructed by the Board to forward promptly all such communications to the Board or to the individual Board members specifically addressed in the communication.

Related Party Transaction Policies and Procedures

The Board maintains a written policy regarding transactions with related parties. Under the policy, a “related party” includes any (1) ADC executive officer, director or director nominee, (2) shareowner who beneficially owns more than 5% of our common stock, (3) immediate family member of any of the foregoing, or (4) firm, corporation, charity or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has control or a substantial ownership interest. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of any “interested transaction” with a related party. An “interested transaction” is defined in the policy as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which ADC is a participant and any related party has or will have a material direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms generally consistent with those available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Also, as further described in the policy, the Audit Committee pre-approved the following transactions:

•	Employment of executive officers;

•	Director compensation;

•	Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of that company’s total annual revenues;

•	Any charitable contribution, grant or endowment by ADC or the ADC Foundation to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or five percent of the charitable organization’s total annual receipts;

•	Any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis;

•	Certain regulated transactions;

•	Certain banking-related services; and

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $100,000.

In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to the policy and each new interested transaction pre-approved by the Chair is to be provided to the Audit Committee for its review.

DIRECTOR COMPENSATION

Fiscal 2008 Compensation

Cash Fees.  During fiscal 2008, we paid our non-employee directors:

•	an annual cash retainer fee of $70,000 to those members who attended at least 75% of the aggregate of the total number of Board meetings plus the total number of meetings of all committees of the Board on which he or she served; and

•	$1,500 for each Board meeting and $1,000 for each committee meeting attended in excess of the first ten meetings.

In addition, we provided a retainer to Mr. Blanchard for his service as Non-Executive Chairman of the Board at an annualized rate of $100,000 in fiscal 2008. Following Mr. Blanchard’s resignation from this position in connection with his pending retirement from our Board, we appointed Mr. Gilligan as our Independent Lead Director and provided Mr. Gilligan with a cash retainer at an annualized rate of $75,000 for his services as Independent Lead Director. Further, the Chair of each committee of the Board received the following cash retainers:

•	Audit Committee Chair: $10,000

•	Compensation Committee Chair: $5,000

•	Finance and Strategic Planning Committee Chair: $5,000

•	Governance Committee Chair: $5,000

Equity Awards.  Restricted stock awards having an approximate value of $70,000 on the date of grant are made to each non-employee director on the first business day after each annual shareowners’ meeting. For fiscal 2008, each non-employee director received those restricted stock units on March 7, 2008, with the exception of Dr. Prabhu and Mr. Roberts, who were not directors at that time. The restricted stock units vest on the first anniversary of the date of grant, and the shares underlying the restricted stock units are distributed 90 days following termination of Board service. Dr. Prabhu and Mr. Roberts each received restricted stock units upon their appointment to the Board on November 1, 2008, having a value of approximately $23,600 as of that date. This represented a prorated portion of the annual grant made to other non-employee directors in March 2008 and served as partial compensation for Dr. Prabhu and Mr. Robert’s Board service from November 1, 2008 through the 2009 annual shareowners’ meeting.

Deferred Compensation Plan.  Directors may defer any portion of their cash or stock compensation pursuant to our Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. Cash compensation may be deferred into an interest bearing account based upon the prime commercial rate of Wells Fargo Bank, N.A. Stock compensation deferred is converted to phantom stock indexed to ADC common stock. Any stock deferrals are converted to ADC common stock at the time of the director’s termination from the Board. None of our non-employee directors deferred compensation pursuant to our Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. during fiscal 2008.

Charitable Donation Programs.  We offer two charitable donation programs in which our non-employee directors may participate. Under our Corporate Leaders in Community Program (the “CLIC Program”), we will make a charitable contribution of up to $5,000 in any one year period to a charitable organization in which a non-employee director is involved. Under our Matching Gift Program (the “Matching Gift Program”), we will match dollar for dollar up to $1,000 per year donations made by our non-employee directors to charitable organizations.

Reimbursements.  Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareowner meetings. Directors generally use commercial transportation or their own transportation. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations.

Liability Insurance.  We also pay premiums on directors’ and officers’ liability insurance policies covering directors.

Director Compensation Table.  The following table discloses the cash, equity awards and other compensation earned by or paid or awarded to, as the case may be, each of our non-employee directors for fiscal 2008.

Fiscal 2008 Director Compensation

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)

J. Kevin Gilligan	108,000	69,994	—	177,994
John A. Blanchard III	167,000	69,994	5,000	241,994
John J. Boyle III	85,000	69,994	5,000	159,994
Mickey P. Foret	96,500	69,994	1,000	167,494
Lois M. Martin	81,000	69,994	5,650	156,644
Krish A. Prabhu, Ph.D(3)	—	—	—	0
John E. Rehfeld	84,750	69,994	—	154,744
David A. Roberts(3)	—	—	—	0
William R. Spivey, Ph.D.	78,000	69,994	—	147,994
Larry W. Wangberg	86,000	69,994	—	155,994
John D. Wunsch	85,500	69,994	—	155,494

(1)	The amounts in this column are calculated based on Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors. The amounts reflect (a) the grant date fair value of each award computed in accordance with SFAS 123(R) and (b) the dollar amount recognized for financial statement reporting purposes for fiscal 2008 for share-based awards. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

(2)	The amounts represent charitable contributions made by ADC on behalf of the directors under the CLIC Program and the Matching Gift Program.

(3)	Dr. Prabhu and Mr. Roberts became members of our Board on November 1, 2008.

(4)	As of October 31, 2008, the members of our Board held a number of time-based restricted stock units (“RSUs”) and shares issuable pursuant to stock options as follows: for Mr. Gilligan, (a) 9,767 RSUs and (b) 16,696 stock options; for Mr. Blanchard, (a) 10,413 RSUs and (b) 41,883 stock options; for Mr. Boyle, (a) 10,413 RSUs and (b) 50,723 stock options; for Mr. Foret, (a) 10,413 RSUs and (b) 20,564 stock options; for Ms. Martin, (a) 10,413 RSUs and (b) 16,696 stock options; for Mr. Rehfeld, (a) 9,767 RSUs and (b) 16,696 stock options; for Dr. Spivey, (a) 11,099 RSUs and (b) 16,696 stock options; for Mr. Wangberg, (a) 10,413 RSUs and (b) 34,945 stock options; and for Mr. Wunsch (a) 12,908 RSUs and (b) 31,408 stock options.

Review of Director Compensation

The Compensation Committee periodically reviews Board compensation based on market analysis provided by the Compensation Committee’s compensation consultant, F. W. Cook & Co., Inc. (“F.W. Cook”). The compensation consultant advises the Compensation Committee regarding the competitive position of Board compensation relative to our peer group (as described in the CD&A later in this proxy statement). There are no planned changes to director compensation for fiscal 2009.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. Ms. Martin, Dr. Prabhu, Mr. Rehfeld, and Mr. Roberts are the directors in the class with a term expiring at the annual meeting who are being recommended for election. Dr. Prabhu and Mr. Roberts became members of our Board on November 1, 2008 by action of our Board at the recommendation of our Governance Committee after a search and evaluation process conducted with the assistance of a third-party search firm. Also, following the recommendation of our Governance Committee, our Board has nominated Ms. Martin, Dr. Prabhu, Mr. Rehfeld, and Mr. Roberts for election to the Board at the annual meeting with terms expiring at our annual shareowners’ meeting in 2012.

The Board recommends that you vote FOR the above-named nominees for election as directors. Proxies solicited by the Board will, unless otherwise directed, be voted to elect these nominees.

In accordance with Minnesota law, directors are elected by a plurality of votes cast. This means that since shareowners will be electing four directors with terms expiring in 2012, the four nominees receiving the highest number of votes will be elected. However, in an uncontested election (where, as at the annual meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for director who receives more votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) is required under our Majority Vote Policy to offer to tender his or her resignation promptly following certification of the shareowner vote. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareowner vote. The Board promptly will disclose its decision-making process and decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who offers to tender his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board or proxies may designate.

Set forth below is information regarding the nominees to the Board and the other incumbent directors who will continue to serve after the annual meeting.

Name	Age	Nominee or Continuing Director and Term

Lois M. Martin	46	Director and nominee for term expiring in 2012
Krish A. Prabhu, Ph.D	54	Director and nominee for term expiring in 2012
John E. Rehfeld	68	Director and nominee for term expiring in 2012
David A. Roberts	61	Director and nominee for term expiring in 2012
John J. Boyle III	61	Director with term expiring in 2010
William R. Spivey, Ph.D.	62	Director with term expiring in 2010
Robert E. Switz	62	Director with term expiring in 2010
Larry W. Wangberg	66	Director with term expiring in 2010
Mickey P. Foret	63	Director with term expiring in 2011
J. Kevin Gilligan	54	Director with term expiring in 2011
John D. Wunsch	60	Director with term expiring in 2011

Ms. Martin has been a director of ADC since March 2004. Ms. Martin has served as Senior Vice President and Chief Financial Officer for Capella Education Company, the publicly held parent company of Capella University, an accredited on-line university, since 2004. From 2002 to 2004, Ms. Martin served as Executive Vice President and Chief Financial Officer of World Data Products, Inc., an industry-leading provider of server, storage, network and telecom solutions worldwide. From 1993 to 2001, Ms. Martin was employed by Deluxe Corporation during which time she held a number of positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, Vice President and Controller of Deluxe Financial Services Group, Vice President and Controller of Paper Payment Systems Division, Director of Accounting Services, and Director of Internal Audit. Prior to joining Deluxe Corporation, Ms. Martin served as International Controller for Carlson Companies, a privately held international conglomerate. Ms. Martin is also a director of MTS Systems Corporation.

Dr. Prabhu has been a director of ADC since November 2008. Dr. Prabhu served as Chief Executive Officer and President of Tellabs, a company that designs, develops, deploys and supports telecommunications networking products around the world, from February 2004 until his retirement in February 2008. Prior to joining Tellabs, Dr. Prabhu held various engineering and management positions at Alcatel, including Chief Operating Officer of Alcatel and Chief Executive Officer of Alcatel USA. From November 2001 until February 2004, Dr. Prabhu was a venture partner in Morgenthaler Ventures, a venture capital firm. Dr. Prabhu is also a director of Altera Corp., Tekelec, Inc., and ADVA Optical Networking.

Mr. Rehfeld has been a director of ADC since September 2004. Mr. Rehfeld has served as an adjunct professor for the Executive MBA program at Pepperdine University in California since 1998. Mr. Rehfeld served as Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company, during 2001. From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc. He also served as President and Chief Executive Officer of Proxima Corporation from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc. from 1993 to 1995. Mr. Rehfeld is also a director of AmeriChip International Inc, Primal Solutions, Inc., and Local.com Corporation. He is also Chairman of the Forum of Corporate Directors in Orange County, California.

Mr. Roberts has been a director of ADC since November 2008. Since June 2007, Mr. Roberts has served as Chairman of the Board, President and Chief Executive Officer of Carlisle Companies, a diversified global manufacturing company. Previously he served as Chairman (from April 2006 to June 2007) and President and Chief Executive Officer (from June 2001 to June 2007) of Graco Inc., a manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Mr. Roberts is also a director of Franklin Electric Co., Inc. and Arctic Cat, Inc. Mr. Roberts and Arctic Cat Inc. previously announced on December 23, 2008 that Mr. Roberts will resign from the Arctic Cat Board of Directors effective as of March 31, 2009.

Mr. Boyle has been a director of ADC since November 1999. Mr. Boyle was appointed Chief Executive officer of Arbor Networks, Inc., a company that researches next-generation cyber threats and develops solutions that prevent network attacks, in June 2005. Prior to joining Arbor Networks, Mr. Boyle served as President and Chief Executive Officer of Equallogic, Inc., a company that develops networked storage by building intelligent storage solutions that extend the benefits of consolidated storage throughout the enterprise, from 2003 to 2004. From April 2000 to July 2003, Mr. Boyle served as Chief Executive Officer of Cogentric, Inc., a provider of solutions to enable decision makers to evaluate and enhance their Web-based capabilities. He served as Senior Vice President of ADC from October 1999 to April 2000 following our acquisition of Saville Systems PLC. Prior to joining ADC, Mr. Boyle served as President and Chief Executive Officer of Saville Systems PLC from August 1994 to October 1999 and as Saville’s Chairman of the Board from April 1998 to October 1999. Mr. Boyle is also a director of Arbor Networks.

Dr. Spivey has been a director of ADC since September 2004. Dr. Spivey most recently served as President and Chief Executive Officer of Luminent, Inc., a fiber optics transmission products manufacturer, from July 2000 to November 2001. From 1997 to 2000, Dr. Spivey served as Network Products Group President for Lucent Technologies. He also served as Vice President of the Systems & Components Group at AT&T Corporation/Lucent Technologies from 1994 to 1997. Dr. Spivey is also a director of Novellus Systems, Inc., Raytheon Company, The Laird Group, PLC and Cascade Microtech, Inc.

Mr. Switz has been a director of ADC since August 2003 and was appointed Chairman of the Board in August 2008. Mr. Switz has been President and Chief Executive Officer of ADC since August 2003. From January 1994 until August 2003, Mr. Switz served ADC as Chief Financial Officer as well as Executive Vice President and Senior Vice President. Mr. Switz also served as President of ADC’s former Broadband Access and Transport Group from November 2000 to April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision micro-electronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Broadcom Corporation, Micron Technology, Inc. and the Telecommunication Industry Association (TIA).

Mr. Wangberg has been a director of ADC since October 2001. Mr. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV (formerly ZDTV, Inc.), a cable television network focused on technology information, news and entertainment, from August 1997 until his retirement from these positions in July 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive navigation and program guide company, from February 1995 to August 1997. Mr. Wangberg is also a director of Charter Communications, Inc.

Mr. Foret has been a director of ADC since February 2003. From September 1998 to September 2002, Mr. Foret served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., a commercial airline company. From September 1998 to September 2002, he also served as Chairman and Chief Executive Officer of Northwest Airlines Cargo Inc., a subsidiary of Northwest Airlines that specializes in cargo transport. From May 1998 to September 1998, Mr. Foret served as a Special Projects Officer of Northwest Airlines, Inc. Prior to that time he served as President and Chief Operating Officer of Atlas Air, Inc. from June 1996 to September 1997 and as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from September 1993 to May 1996. Mr. Foret previously held other senior management positions with various companies including Northwest Airlines, Continental Airlines Holdings, Inc. and KLH Computers, Inc. Mr. Foret is also a director of Delta Air Lines, Inc., URS Corporation and Nash Finch Company.

Mr. Gilligan has been a director of ADC since September 2004 and has been Independent Lead Director since August 2008. Since October 2004, Mr. Gilligan has served as the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company. Prior to joining USI, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International, a diversified technology and manufacturing company, from 2001 to 2004. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as President of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is also a director of United Subcontractors, Inc. and Graco Inc.

Mr. Wunsch has been a director of ADC since 1991. Mr. Wunsch served in executive positions with Harris Bank N. A. and Harris myCFO, Inc., which are subsidiaries of the Bank of Montreal, from March 2002 through September 2006. He was an independent consultant in the financial services industry from December 2001 to March 2002. He was President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, from 1997 to 2002. From 1990 to 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company.

PROPOSAL 2 — SET THE SIZE OF THE BOARD OF DIRECTORS AT ELEVEN

As we announced last July, Mr. Blanchard is retiring from our Board effective as of March 4, 2009. In connection with the retirement of Mr. Blanchard and the proposal to elect the nominated directors above, the Board has approved and recommends that the shareowners approve at the annual meeting, a proposal to set the number of directors at eleven. Our Board currently believes that an eleven member Board will be sufficient to meet our needs. In accordance with our Articles of Incorporation and Restated Bylaws, the Board may in the future increase the size of the Board without shareowner approval, provided that any person named by the Board to fill a newly created vacancy must stand for election at the next annual meeting of shareowners following his or her appointment.

The Board recommends that you vote FOR setting the size of our Board at eleven. Proxies solicited by the Board will, unless otherwise directed, be voted to set the number of members of our Board at eleven.

The affirmative vote of the owners of a majority of the outstanding shares of our common stock is required for the approval of this proposal. If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the annual meeting for purposes of determining a quorum and for calculating the number of votes cast, but will not be deemed to have been voted in favor of this proposal.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (the “CD&A”) with management. Based on our review and discussions with management, we recommend to the Board that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended October 31, 2008.

The Compensation Committee:
John E. Rehfeld, Chair
John A. Blanchard III
J. Kevin Gilligan
John D. Wunsch

Compensation Discussion and Analysis

Overview

This CD&A describes the major elements of our compensation program for the executive officers named in the Summary Compensation Table on page 26 of this proxy statement (the “named executive officers”). This CD&A also discusses the objectives, philosophy, processes and decisions underlying the compensation of the named executive officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

The principal elements of our executive compensation program for fiscal 2008 were:

•	Base salary;

•	Annual, performance-based cash incentives;

•	Long-term equity incentives;

•	Benefits and perquisites; and

•	A change-in-control severance pay plan and other severance pay arrangements and practices.

The Role of the Compensation Committee

The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements with the named executive officers. The Compensation Committee is composed entirely of independent outside directors. A brief summary of the role of the Compensation Committee is found in the section entitled “Corporate Governance and Board Matters” in this proxy statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee Charter, which is posted on our website at http://www.adc.com/investorrelations/downloads/compcommitteecharter2007.pdf.

The Role of the Compensation Consultant

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant, who provides it with information, advice and counsel. Typically, the consultant assists the Compensation Committee by independently reviewing:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our named executive officers as compared to our peer group and other selected compensation survey data;

•	Market trends and competitive practices in executive compensation; and

•	The specific compensation package for our President and Chief Executive Officer, Mr. Switz.

In determining executive compensation for fiscal 2008, the Compensation Committee engaged F.W. Cook as its independent consultant. This selection was made directly by the Compensation Committee. F.W. Cook provides no other compensation or benefit consulting services to ADC.

During fiscal 2008, F.W. Cook met regularly with the Compensation Committee in its scheduled meetings. Separately, F.W. Cook also met with the Chair of the Compensation Committee and management representatives in preparation for scheduled Compensation Committee meetings. In these preparation meetings, the efficacy of executive compensation programs was discussed, market survey and peer group data was reviewed, and new programs and modifications to existing programs were reviewed. F.W. Cook offered its opinions concerning management recommendations, made its own recommendations and otherwise advised the Compensation Committee concerning executive compensation at ADC, including compensation for Mr. Switz and the other named executive officers. F.W. Cook also advised the Compensation Committee on the composition of the below described peer group. On occasion, F.W. Cook was directed to perform analysis concerning potential new programs or other matters of interest to the Compensation Committee.

The Role of Executive Management in the Process of Determining Executive Compensation

Mr. Switz makes recommendations to the Compensation Committee regarding executive compensation decisions for the other named executive officers. Each of these other executives reports directly to Mr. Switz. Ms. Owen, our Vice President and Chief Administrative Officer, is responsible for administering our executive compensation program. Ms. Owen also reviews significant proposals or topics impacting executive compensation with the Compensation Committee. Mr. Mathews, our Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our Management Incentive Plan (“MIP”) and our Executive Management Incentive Plan (“EMIP”) as well for performance-based restricted stock unit (“PSU”) awards. Mr. Pflaum, our General Counsel, acts as Secretary to the Compensation Committee as well as the full Board and other Board committees. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers.

Key Considerations and Process

Program Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•	Pay for performance. Our compensation program must motivate our named executive officers to drive ADC’s business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed and increases with higher levels of performance) should be the largest component of an executive’s compensation.

•	Competitive pay. Competitive compensation programs are important to attract and retain a high-performing executive team. For each of the named executive officers, total compensation should be within the median range of the total compensation for executives at companies with whom we compete for executive talent. For Mr. Switz, the median range is based on the median of the total compensation of the chief executive officers of companies within our peer group. For our named executive officers other than Mr. Switz, the median range is based on the median of compensation earned by similarly situated executives employed by companies within our peer group and also those executives employed by companies included in market surveys we analyze.

•	Alignment with shareowners. Our executives’ interests must be aligned with the interests of our shareowners. A key objective of our compensation program is to motivate and reward our executives to drive performance which leads to the enhancement of long-term shareowner value.

References in the CD&A to “total compensation” refer to the sum of base salary, target annual cash incentives and the fair value of long-term equity incentives on the date of grant and do not necessarily tie to the values found in the Summary Compensation Table found on page 26 and supplemental tables.

In applying our program objectives and reward philosophies, the Compensation Committee takes into account the following key considerations and uses the following processes:

Competitive Market Assessment.  We regularly conduct a competitive market assessment for each of the primary elements of our executive compensation program. The Compensation Committee does not apply any formulaic approach in setting compensation resulting from the market assessment. Instead, as described above, this information is used to help determine a potential range of compensation, which is then balanced against a variety of other factors in making a final determination of each executive’s compensation. The Compensation Committee used the following sources of information in setting total compensation for fiscal 2008:

•	Compensation Peer Group Information. The Compensation Committee considered executive compensation information from the proxy statements of 22 “peer group” public companies with revenues ranging from $0.5 billion to $4.0 billion. The peer group is composed primarily of communications infrastructure companies. In addition to a comparable revenue range, the selection of companies for inclusion within the peer group was also based upon a consideration of whether each selected companies has a comparable range of total assets and market capitalization. For fiscal 2008, the following companies were included in our comparison peer group for executive compensation purposes:

Fiscal 2008 Comparison Peer Group

3Com Corporation	Foundry Networks	Powerwave Technologies
Adtran, Inc.	F5 Networks	Quanta Services, Inc.
Amphenol Corporation	General Cable Corporation	Superior Essex, Inc.
Anixter International	Harris Corporation	Tekelec
Arris Group	JDS Uniphase, Inc.	Tellabs, Inc.
Belden CDT, Inc.	MasTec, Inc.	Thomas & Betts Corp.
CommScope, Inc.	Molex, Inc.
Dycom	Polycom, Inc.

•	Aon-Radford Executive Survey. This survey provides base salary and short-term and long-term incentive information for United States-based high-technology and manufacturing companies. The Compensation Committee considers information for 74 companies included in this survey with revenues ranging from $1 billion to $3 billion.

•	Watson Wyatt Survey Report on Top Management. We obtained information from the manufacturing super sector segment of this survey, which includes 82 companies with revenues ranging from $0.5 billion to $2.5 billion. This survey includes data on base salary and short-term and long-term incentive compensation.

•	Hewitt Total Compensation Measurement. Hewitt provides a broad-based comprehensive executive compensation survey in the United States which includes base salary and incentive information. The Hewitt survey contained 81 companies in the $1.0 billion to $2.5 billion revenue range which we considered.

•	Buck Consultants’ Summary Trends in Global Equity Compensation. This report is based on a survey of long-term incentive compensation programs at 65 primarily United States-based publicly-held high technology companies that collectively make equity grants in over 35 countries.

•	Information from F.W. Cook. Our Compensation Committee also considered competitive market information provided by F.W. Cook.

Financial and Strategic Objectives.  Our management team developed our fiscal 2008 annual operating plan and our fiscal 2008 three-year strategic plan, the latter of which was approved by our Board. The Compensation Committee utilizes these financial and strategic plans in the development of compensation plans and performance goals for our named executive officers for the next fiscal year.

Considerations for Mr. Switz.  The Compensation Committee considers the following additional factors in setting the compensation arrangements for Mr. Switz:

•	An annual assessment of his performance conducted by our Governance Committee (based on evaluations from the entire Board);

•	Mr. Switz’s tenure, skills and experience.

•	The financial and strategic results achieved by ADC for the last fiscal year relative to the pre-established objectives in our annual operating plan and three-year strategic plan;

•	The financial plans and strategic objectives for the next fiscal year; and

•	Other strategic and operational factors critical to the long-term success of our business.

In determining Mr. Switz’s total compensation for fiscal 2008, the Compensation Committee met with F.W. Cook. The Compensation Committee’s desire was to recognize ADC’s strong financial performance, Mr. Switz’s sustained leadership and contribution to the organization through both positive and negative business cycles, and his management of the transitions of certain senior executive positions during the past fiscal year, and to reinforce its philosophy that strong performance should yield above-median reward.

The Compensation Committee reviewed analysis by F.W. Cook regarding ADC’s composite performance relative to our identified peer group. It also reviewed information concerning Mr. Switz’s total compensation compared to the median range of total compensation of the CEOs of companies within our peer group. Mr. Switz’s total compensation was within that desired median range.

Considerations for Other Named Executive Officers.  The Compensation Committee considers the following factors in setting the compensation arrangements for each of the other named executive officers:

•	Mr. Switz’s assessment of the named executive officer’s individual performance and contributions to ADC’s performance for the most recent fiscal year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles);

•	The named executive officer’s tenure, skills and experience as well as any unique talents;

•	ADC’s business and financial performance for the last fiscal year relative to pre-established objectives;

•	The market survey and peer group competitive data described above applicable to the specific position that the named executive officer holds at ADC;

•	Mr. Switz’s recommendations regarding compensation levels for the other named executive officers;

•	Input from the Compensation Committee’s independent compensation consultant;

•	An assessment of the named executive officer’s ability to take on additional responsibility in the future; and

•	An evaluation of the skill set of each named executive officer, including an assessment of how effective or unique the skill set is, how difficult it would be to replace the executive and the relative importance of the skill set to the accomplishment of our business objectives.

Application to our Fiscal 2008 Executive Compensation Program

Compensation Mix.

Fiscal 2008 Compensation Mix.  The table below illustrates the manner for fiscal 2008 in which (a) the overall mix of total compensation was allocated between performance and non-performance based elements for each of the named executive officers; (b) performance based compensation was allocated between annual and long-term elements; and (c) total compensation was allocated between cash and equity.

Fiscal 2008
Total Compensation Mix(1)

			Percent of Performance-
			Based Total		Percent of Total Compensation
	Percent of Total Compensation That is:		Compensation That is:		That is:
	Performance-		Annual	Long-Term	Cash-	Equity-
	Based(2)	Fixed(3)	(4)	(5)	Based(6)	Based(7)

Robert E. Switz	80%	20%	25%	75%	40%	60%
James G. Mathews	70%	30%	30%	70%	51%	49%
Patrick D. O’Brien	68%	32%	32%	68%	54%	46%
Laura N. Owen	66%	34%	29%	71%	53%	47%
Jeffrey D. Pflaum	61%	39%	36%	64%	61%	39%

(1)	For purposes of this table, “total compensation” includes the sum of base salary, target short-term cash incentive compensation and the face value at grant of full-value shares and the present value of stock options used as long-term equity incentive compensation.

(2)	Target annual incentives plus long-term equity incentives divided by total compensation.

(3)	Base salary divided by total compensation.

(4)	Target annual incentives divided by target annual incentives plus long-term equity incentives.

(5)	Long-term equity incentives divided by target annual incentives plus long-term equity incentives.

(6)	Base salary plus target annual incentives divided by total compensation.

(7)	Long-term equity incentives divided by total compensation.

Analysis.  The compensation mix for our named executive officers in fiscal 2008 was weighted significantly toward performance-based compensation in accordance with our pay for performance reward philosophy. This mix of compensation elements is within the median range for the mix of executive compensation provided by the companies included in our peer group and the market survey data described earlier in this CD&A.

Base Salaries.

Fiscal 2008 Base Salaries.  We pay a competitive base salary to help us attract and retain talented executives. The amount of the annualized base salary and the year-over-year increase for each of the named executive officers in fiscal 2008 is set forth in the following table:

Fiscal 2008 Base Salary Table

	Fiscal	Fiscal	Annualized Percent
	2007	2008	Increase in 2008

Robert E. Switz	$710,000	$742,000	4.5%
James G. Mathews	$310,000	$330,000	6.5%
Patrick D. O’Brien	$319,500	$335,500	5.0%
Laura N. Owen	$266,000	$285,000	7.1%
Jeffrey D. Pflaum	$285,670	$300,000	5.0%

In fiscal 2008, Mr. Switz, received a 4.5% base salary increase based upon the competitiveness of his base salary relative to our peer group and an assessment of his performance in fiscal 2007. Annual base salary increases for the other named executive officers were in the range of 5.0% to 7.1%, and the average annual base salary increase for all named executive officers was 5.62%.

Analysis.  Base salaries for each of our named executive officers in fiscal 2008 fall within the median range of salaries paid by the companies in our peer group and the salary surveys we reviewed and are consistent with our competitive pay philosophy. The range of annual salary increases is consistent with those given by companies in both our peer group and the market surveys we reviewed and is consistent with our competitive pay philosophy.

Annual Cash Incentives.

Annual Cash Incentive Plans.  The primary objective of our annual incentive plans is to provide annual financial incentives for our executives to achieve our key company-wide and business unit financial and strategic goals. This is consistent with our pay for performance reward philosophy. Our named executive officers participate in one of the following two annual cash incentive plans:

•	The EMIP, with Mr. Switz as its only participant; or

•	The MIP, for all other named executive officers.

Under both the EMIP and the MIP, the Compensation Committee establishes performance goals and determines the payout amounts for each of the named executive officers. Under the MIP, 25% of their target incentive for each executive is based on the achievement of individual business objectives. These objectives are based on the participant’s organizational role, responsibilities, and function. The EMIP does not include an individual performance component.

Target Amount of Annual Incentive Payout.  The Compensation Committee reviews and approves an annual incentive target payout amount (which is a dollar amount stated as a percentage of base salary) under the EMIP and MIP for each named executive officer.

Under the MIP, each named executive officer may earn from 0% to 200% of their individual target payout amount. The actual payout amount under the MIP depends on company-wide and business unit financial performance and on the achievement of individual business objectives. At the end of fiscal 2008, Mr. Switz assessed the performance of each named executive officer (other than himself) against their individual business objectives and made a recommendation to the Compensation Committee on the amount of payout to be made to each of the other named executive officers in relation to his or her individual business objectives. The Compensation Committee approved the final amount of each MIP payout. For the named executive officers other than Mr. O’Brien, 75% of the MIP target was based upon company-wide performance goals. For Mr. O’Brien, 37.5% of his targeted percentage was based upon financial performance of the business unit he oversees and the remaining 37.5% was tied to company-wide financial performance goals.

Under the terms of the EMIP, the Compensation Committee establishes a financial threshold that must be achieved as a condition to any incentive payout. The Compensation Committee then has the discretion to lower (but not raise) the amount actually paid under the EMIP if the specified financial threshold is achieved. For purposes of determining the final incentive payout amount under the EMIP for fiscal 2008, the Compensation Committee administered the EMIP such that the payout amount for Mr. Switz was the same as it would have been under the MIP based upon performance against the company-wide financial goals established under the 2008 MIP (as described below).

Fiscal 2008 Incentive Plan Performance Goals and Results.  For fiscal 2008, the performance goals established for the MIP were derived from our annual operating plan, which targeted revenue and profitability growth at rates higher than the global revenue growth rates expected for our overall industry at the time the plan was established. The following company-wide performance metrics were used for the 2008 MIP:

•	Adjusted Operating Income: Operating income is a key measure of our overall business success. Adjusted operating income accounted for 75% of each applicable financial performance goal in fiscal 2008. This is calculated as net sales less all expenses incurred to produce ADC’s products or deliver its services. Expenses include direct material and labor costs as well as regional and business unit costs, including engineering, sales and marketing expenses, and corporate overhead costs. The calculation of adjusted operating income does not include interest income, interest expense, income tax or other non-operating income. It also excludes restructuring and other one-time expenses that are not reflective of the results of our ongoing business operations.

•	Net Sales: Net sales commonly are used as a key performance measure both in our peer group and among United States public companies in general. Net sales accounted for 25% of each applicable financial performance goal in fiscal 2008. The amount of net sales is determined in accordance with Generally Accepted Accounting Principles (“GAAP”) for goods shipped or services provided to third party customers, net of returns received and discounts.

The following table sets forth the business goals for the fiscal 2008 MIP and the corresponding financial results for the year:

Fiscal 2008 Incentive Plan Business Performance Goals and Results

			Incentive
	Fiscal 2008	Fiscal 2008	Payout
Metric	Target ($)	Results ($)	Percentage(1)

ADC-Level Net Sales(2)(3)	1,483.9	1,493.7	108.2%
ADC-Level Adjusted Operating Income(2)(3)	94.8	88.8	86.0%
GCS Business Unit Net Sales(4)	1,098.4	1,076.5	75.8%
GCS Business Unit Adjusted Operating Income(4)	117.2	120.0	108.9%

(1)	This column shows the actual payout percentage relative to the target for each particular business performance metric in the 2008 MIP.

(2)	The combined ADC level metrics accounted for 75% of the MIP opportunity for Mr. Mathews, Mr. Pflaum, and Ms. Owen, and 37.5% of the targeted MIP opportunity for Mr. O’Brien.

(3)	The combined ADC level metrics accounted for 100% of the EMIP opportunity for Mr. Switz.

(4)	The combined Global Connectivity Solutions (“GCS”) business unit metrics accounted for 37.5% of the total targeted MIP opportunity for Mr. O’Brien.

(5)	For named executive officers other than Mr. Switz, 25% of the incentive plan payout is based on achieving individual business objectives.

The following table sets forth the fiscal 2008 awards paid under the MIP and the EMIP to our named executive officers:

Fiscal 2008 Annual Incentive Summary(1)

		Fiscal 2008	Actual Fiscal 2008
	Fiscal 2008	MIP/EMIP	MIP/EMIP
	Eligible	as a % of	Performance	Fiscal 2008
Name	Base Salary ($)(2)	Base Salary	Results (%)	Award ($)

Robert E. Switz	742,415	100%	90.7%	673,205
James G. Mathews	329,231	70%	90.3%	208,001
Patrick D. O’Brien	335,435	70%	90.0%	211,235
Laura N. Owen	284,050	55%	91.5%	142,907
Jeffrey D. Pflaum	299,938	55%	91.5%	150,994

(1)	The full amount of each bonus payment was made in cash under our MIP or, in the case of Mr. Switz, our EMIP. Payments under the MIP are calculated based on: target incentive opportunity, financial performance relative to pre-established goals, and fiscal 2008 eligible base salary.

(2)	Eligible base salary is the amount of base salary paid to the participant during the fiscal year. Base salary for the purposes of the MIP includes paid time off such as vacation, sick pay or PTO (paid-time-off).

Analysis.  The value of the target payout amounts for our MIP is near the market medians of short-term incentives paid to individuals holding similar positions at the companies in the market survey data and peer group data that we reviewed for fiscal 2008. As depicted above, the named executive officers, other than Mr. Switz, were awarded payouts ranging from 90.0% to 91.5% of their total targeted MIP payout amount for fiscal 2008. Mr. Switz received 90.7% of his total targeted EMIP payout amount for fiscal 2008, which was approximately at the median of the short-term incentive payments made by companies included in the peer group data that we reviewed for fiscal 2008.

Consistent with our pay for performance philosophy, over the past three fiscal years, the payout for performance against goals for the named executive officers has ranged from 0% to 126.11% of the annual target payout amount. The volatile and challenging industry and market conditions in which ADC operates contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

Long-Term Equity Incentives in Fiscal 2008.

Program Design for Long-Term Equity Incentives.  We make long-term equity incentive awards to our executive officers typically in December of each year. These awards represent the largest component of the targeted value of the total compensation paid to our named executive officers. The primary objectives of our equity incentive program are to:

•	Align the interests of our executive officers with the interests of our shareowners through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareowner value;

•	Provide a competitive total compensation package based upon our assessment of our peer group and other market survey data described earlier in this CD&A; and

•	Provide a financial incentive to help retain our executives over a multi-year period.

The following types of equity compensation awards were used in fiscal 2008:

•	Incentive stock options (“ISOs”) and non-qualified stock options. Stock options are a contract between the company and the option holder under which the option holder may purchase a share of ADC stock in the future at a pre-set exercise price. Our stock options are granted on the date that they are approved by the Compensation Committee at an exercise price equal to the final closing price of the stock as reported on the NASDAQ Global Select Market on the date of grant. This happens in

December following the release of our financial results for previous fiscal years. Stock options granted in fiscal 2008 vest ratably over a four year period and have a seven year term. The primary difference between ISO’s and non-qualified stock options is the income tax treatment to ADC and the option holder upon exercise. We issued a combination of ISOs and non-qualified stock options in fiscal 2008 to provide potential tax advantages to ADC and our executives to the extent permitted under U.S. income tax regulations. As the potential value ultimately realized by the option holder upon exercise increases with improvement in our stock price, stock options provide incentive for our executives to drive performance leading to increases in long-term shareowner value.

•	Performance-based restricted stock units. A PSU is an award that converts to shares of ADC common stock on a one-for-one basis when certain pre-established vesting criteria are met. Vesting of PSUs is contingent on both continued employment during the vesting period and the company-wide achievement of a cumulative adjusted earnings per share (“EPS”) target during a three-year performance period.

PSUs Granted in Fiscal 2008

For grants made in fiscal 2008, the EPS target was tied directly to the planned results of our three-year strategic financial plan, a plan developed by our senior executives and approved by the Board. When designed, the plan is meant to be a realistic depiction of the three-year financial aspirations of the company which, while challenging, are designed to be achievable. In addition, the PSUs granted during fiscal 2008 have a range of potential payout amounts from 0% to 200% of the targeted value of the PSU award. This is different from the “cliff” type vesting used in fiscal 2006 and 2007, which have an all or nothing payout design based on achievement of a specified performance target. Due to the three-year vesting period and the general uncertainty regarding the global economy, including the telecommunications industry, the likelihood that the performance target will be achieved may vary greatly from time to time. At this time, we believe the likelihood of achieving the performance target for the fiscal 2008 PSU grants is no more than 50%. Neither the Compensation Committee, nor ADC, can give any assurances that this estimation will remain the same.

The Compensation Committee believes the fiscal 2008 PSU design provides incentive to our executives to continue to drive performance throughout the entire three-year vesting period ending October 31, 2010.

PSUs Granted During Fiscal 2006 and 2007

Subject to each recipient’s continued employment with ADC through January 11, 2009, the fiscal 2006 PSUs will all vest because we achieved $2.21 cumulative EPS during the performance period exceeding the financial performance threshold. An ESP target of $2.16 for the fiscal 2006 PSUs was established by calculating a 6% compounded annual growth rate based on our fiscal 2005 EPS, the baseline year’s actual achievement. The Compensation Committee arrived at the 6% growth rate based on an average U.S. gross domestic product growth rate of 3% plus a forecasted telecommunications infrastructure industry growth rate of 3%. Fiscal 2007 grants of PSUs were made under a similar methodology as those granted in fiscal 2006 using our cumulative adjusted EPS goal. Based on performance through October 31, 2008, these grants are likely to vest on January 9, 2010. Neither the Compensation Committee, nor ADC, can give any assurances that this estimation will remain the same.

At the time the PSU awards for fiscal 2006 and 2007 were granted, the Compensation Committee expressly reserved the discretion to take into account extraordinary circumstances and material unforeseen events that may occur during the performance measurement period when calculating performance against the EPS target. To date, the Compensation Committee has exercised this discretion on two occasions. Once, to exclude a special $10 million contribution by ADC to the ADC Foundation, the proceeds of which will be used for charitable purposes. The other occasion was to exclude the impairment charges and any future recovery of those impairment charges related to auction rate securities held by ADC due to the fact that such charges arise from extraordinary developments in the credit markets and do not reflect the on-going financial performance of our business operations.

•	Time-based restricted stock units. A time-based restricted stock unit (“RSU”) is an award that converts to shares of ADC common stock on a one-for-one basis once a time-based vesting requirement is met. All RSUs granted in fiscal 2008 vest at the end of a three-year period following the date of grant, provided the executive officer remains employed by ADC during that entire period. These awards are designed primarily to attract and retain senior executives. Because the value of an RSU increases as the market value of our stock increases, RSUs also provide incentive for award recipients to drive performance that leads to improvement in the market value of our stock.

In fiscal 2008, we began to offer our executives the ability to indicate a preference among a defined mix of different types of equity compensation awards. Our named executive officers (other than Mr. Switz) as well as approximately 100 of our senior managers were eligible to participate in the equity choice program. Our executives were able to indicate a preference for their individual annual equity grants to be made in the form of: (i) 100% stock options; (ii) a mix of one-half stock options and one-half PSUs in approximately equal amounts by value; or (iii) a mix of one-third stock options, one-third PSUs and one-third RSUs in approximately equal amounts by value at the time of grant. After a named executive officer indicated his or her preference, our Compensation Committee made the final determination of the actual amount and form of equity compensation awards made to the named executive officer. In designing this plan, we valued an RSU higher than we valued a PSU and we valued a PSU higher than we valued a stock option. Therefore, to deliver the same targeted value, a recipient would receive a lower number of RSUs when compared to PSUs and a lower number of PSUs when compared to stock options.

This program of allowing executives to indicate a preference is intended to recognize that each participant has unique financial circumstances and personal preferences. We believe that this new equity choice program differentiates ADC as an attractive and innovative employer and will enhance our efforts to retain and attract superior executive talent.

For fiscal 2008, the named executive officers received equity awards in the following percentages:

Fiscal 2008 Equity Award Percentages at Time of Grant

	1/3 Options, 1/3 RSUs,	50% Options,
	1/3 PSUs	50% PSUs

Robert E. Switz	—	X
James G. Mathews	—	X
Patrick D. O’Brien	X	—
Laura N. Owen	—	X
Jeffrey D. Pflaum	X	—

Analysis.  Our long-term incentives are consistent in value with those offered by our competition based on our analysis of both compensation survey information and our peer group. The equity compensation awards made to Mr. Switz in fiscal 2008 were made based upon an analysis presented by F.W. Cook and a determination by the Compensation Committee that the grants established total compensation within a desired median range of total compensation of the CEOs of companies within our peer group. The Compensation Committee believes these grants recognized Mr. Switz’ strong financial management of ADC and provided him with significant motivation for future success. The specific numbers of stock options, PSUs and RSUs that were granted to each of our named executive officers in fiscal 2008 are set forth in the table entitled “Fiscal 2008 Grants of Plan-Based Awards” in the executive compensation tables found later in this proxy statement.

Executive Stock Ownership Guidelines.  The Compensation Committee also maintains ADC stock ownership targets for executive officers as another means of aligning the interests of the named executive officers and the interests of our shareowners. The stock ownership targets for our named executive officers are expressed as a fixed number of shares below, which represent the targeted number of shares that each named executive officer is to own over time. For equity compensation awards made since fiscal 2004, the

Compensation Committee instituted a requirement that each executive officer must hold at least 50% of shares received upon the exercise of stock options and the vesting of PSUs and RSUs (after reduction for the payment of taxes and the exercise costs) until such time as the targeted stock ownership level is achieved by the executive.

Officer	Target Ownership of Shares (#)(1)

Robert E. Switz	122,857
James G. Mathews	30,000
Patrick D. O’Brien	30,000
Laura N. Owen	24,285
Jeffrey D. Pflaum	24,285

(1)	For purposes of this policy “ownership” is defined to include shares of our common stock acquired and currently held through open market purchases, our 401(k) Plan, and our 401(k) Excess Plan. The policy excludes all shares that are not fully vested.

Executive Severance Pay.

The levels of severance pay and benefits that may be provided under our severance pay arrangements and practices are competitive with market practices. Our Compensation Committee believes that severance pay and benefits are important elements of a total compensation program designed to attract and retain senior executives. Executive severance pay, including our Executive Change-in-Control Severance Pay Plan, is described in detail in the section entitled “Employment, Severance, and Change in Control Arrangements” beginning on page 32 of this proxy statement.

Executive Benefits and Perquisites.

Primary Benefits.  Our named executive officers are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. We also maintain a nonqualified savings plan in which our named executive officers are eligible to participate. This nonqualified plan has the same general plan features and benefits as our qualified retirement plan and is designed for all United States salaried employees who are affected by tax law limits on compensation, contributions and/or deductions.

Cash Allowance in lieu of Perquisites.  For a number of years, we have provided each named executive officer with an annual cash allowance in lieu of providing the perquisites available at many other companies. In fiscal 2008, we provided our named executive officers with an annual executive allowance that could be used at their discretion for any purpose, including for various professional services (such as financial counseling, tax preparation, estate planning and investment advice), club membership, automobile purchase/lease, or home security systems and services. The specific allowance amount paid to each of the named executive officers in fiscal 2008 is reflected in the Summary Compensation Table found on page 26 of this proxy statement.

Other Perquisites.  In addition to a cash allowance for Mr. Switz, we reimburse club membership fees pursuant to the terms of his employment agreement. We also allow Mr. Switz periodic use of a leased company fleet vehicle for which we pay lease maintenance and registration fees and Mr. Switz pays all operating costs.

Charitable Donation Program.  Our named executive officers may participate in our CLIC Program. Under the CLIC Program, we will make a charitable contribution of up to $5,000 in any one year period to a charitable organization in which a named executive officer actively is involved.

Analysis.  The overall value of our benefit plans and perquisites is competitive with market practices based on our analysis of market surveys and peer group data.

Additional Information and Considerations

Accounting, Tax and Financial Considerations.  The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by ADC. The following are some of the more important considerations we took into account when implementing our compensation programs:

•	Our 1991 Global Stock Incentive Plan, as amended (the “GSIP”) was designed to allow for tax-deductibility of stock option awards under Section 162(m) of the Internal Revenue Code. At our 2008 annual shareowners’ meeting, our shareowners approved a new global stock incentive plan, which we refer to as our 2008 Global Stock Incentive Plan or “2008 GSIP”. For fiscal 2009, we have designed the EMIP under our 2008 Global Stock Incentive Plan also to allow for the tax-deductibility of annual cash incentive awards to the participating executive, Mr. Switz.

•	We have taken steps to ensure that our Pension Excess Plan, 401(k) Excess Plan, Change in Control Severance Plan, and Mr. Switz’s employment agreement comply with the recently implemented regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

•	The Compensation Committee uses a mix of stock options, PSUs and RSUs as long-term equity compensation. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirements of SFAS 123(R). The use of these various forms of long-term equity compensation awards for each of our named executive officers is discussed in greater detail earlier in this CD&A.

Executive Compensation Changes Anticipated in Fiscal 2009.  We implemented certain changes to our executive compensation program for fiscal 2009. These changes are intended to aid us in attracting, motivating and retaining key employees going forward. The primary changes for fiscal 2009 include:

•	The introduction of a new long-term incentive vehicle, which we call a performance-based cash unit (“PCU”). A PCU is an award that converts to cash (U.S. dollars) on a one-for-one basis when the pre-established vesting criteria are met. Vesting of PCUs is contingent on both continued employment during the vesting period and the company-wide achievement of pre-established adjusted EPS targets over one and three-year performance measurement periods. The EPS target is tied directly to the planned results of our three-year strategic financial plan. The PCU vesting formula provides that vesting of 75% of the value of the PCU is based upon the achievement of the first year’s EPS target, while the remaining 25% is based upon the achievement of the cumulative three-year EPS target. The targets, when set, are meant to be a realistic depiction of the financial aspirations of ADC which, while challenging, should be achievable. In addition, the PCUs granted during fiscal 2009 include a payout range from 0% to 200% of the targeted value of the PCU award.

•	Additionally, our fiscal 2009 PSU awards have the same 75%/25% vesting feature described above for the fiscal 2009 PCU awards.

•	For fiscal 2009, our named executive officers, other than Mr. Switz, were able to indicate a preference for their individual annual equity grants to be made in the form of: (i) 100% stock options; (ii) a mix of one-half stock options and one-half PSUs in approximately equal amounts by value; (iii) a mix of one-third stock options, one-third PSUs and one-third RSUs in approximately equal amounts by value, (iv) a mix of one-half stock options and one-half RSUs in approximately equal amounts by value, (v) a mix of one-half RSUs and one-half PSUs in approximately equal amounts by value, (vi) a mix of one-half RSUs and one-half PCUs in approximately equal amounts by value, or (vii) a mix of one-half PSUs and one-half PCUs in approximately equal amounts by value. In fiscal 2008, our named executive officers only had three options from which to choose.

Fiscal Year End Change.  As previously announced, we are planning to change our fiscal year end date from October 31 to September 30 effective as of September 30, 2009. Because our fiscal year 2009 will be a shortened (or “transition”) year, we have modified certain executive compensation elements to ensure congruity with that shorter year. Specifically, the following one-time modifications will occur:

•	Base salary actually paid for fiscal 2009 will reflect an 11-month “transition” year.

•	Annual Incentives (EMIP and MIP): Our annual incentive program is based on annual eligible earnings paid to our executives during the course of each fiscal year. With the transition to a new fiscal year ending September 30th, our fiscal year ending in 2009 will only be 11 months in duration. The pro rata eligible earnings for fiscal 2009 will be slightly less than a normal 12 month fiscal year, thus proportionately reducing potential payouts under the EMIP and MIP.

•	Perquisite allowances are paid on the same bi-weekly schedule as normal salary. Therefore, during the transition year, the reported allowances will be proportionately lower than in a normal fiscal year.

•	Compensation tables which show historical data, such as the Summary Compensation Table shown below, will be restated in future years to ensure an accurate reflection of year-on-year compensation.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the last two fiscal years awarded to or earned by individuals who served as our chief executive officer or chief financial officer and each of our three other most highly compensated executive officers during fiscal 2008 (collectively, the “named executive officers”).

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-equity	Deferred
					Incentive Plan	Compensation	All Other
		Salary	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Fiscal Year	($)(1)	($)(2)(3)	($)(2)	($)(4)	($)(5)	($)(6)	($)

Robert E. Switz	2008	742,415	2,444,830	1,059,179	673,205	5,180	109,740	5,034,440
Chief Executive	2007	703,269	1,468,156	960,740	886,822	2,975	54,224	4,076,185
Officer and President
James G. Mathews	2008	329,231	266,916	111,644	208,001	—	38,567	954,358
Vice President and	2007	274,246	91,126	77,801	204,485	—	19,477	667,135
Chief Financial Officer
Patrick D. O’Brien	2008	335,435	357,445	181,021	211,235	—	43,892	1,129,028
Vice President,	2007	317,673	182,469	182,320	222,594	—	28,623	933,679
President Global Connectivity Solutions
Laura N. Owen	2008	284,050	309,793	163,676	142,907	—	30,679	931,105
Vice President and	2007	264,096	142,403	155,981	183,164	—	17,786	763,430
Chief Administrative Officer
Jeffrey D. Pflaum	2008	299,938	268,061	141,054	150,994	—	26,125	886,171
Vice President, General	2007	282,560	132,888	139,930	195,970	—	22,555	773,904
Counsel and Secretary

(1)	Includes amount deferred at the election of the named executive officer pursuant to the ADC Telecommunications, Inc. Retirement Savings Plan and the ADC Telecommunications, Inc. 401(k) Excess Plan.

(2)	The amounts in these columns are calculated based on SFAS 123(R) and reflect the dollar amount recognized in each fiscal year for financial statement reporting purposes for awards granted in that fiscal year and in prior fiscal years. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008.

(3)	In the first quarter of fiscal 2008, a determination was made to expense the PSUs we granted to employees in December 2005 covering the performance period of fiscal 2006, 2007 and 2008. This decision was based on our belief that these PSUs, which vest on an all-or-nothing basis, would vest due to our financial estimates of fiscal 2008. This action primarily accounts for the significant differential in fiscal 2007 to fiscal 2008 stock award compensation for the named executive officers. Additionally, PSUs for the three-year performance period beginning November 1, 2006, which also vest on an all-or-nothing basis, are likely to vest in January 2010 based on performance through October 31, 2008. These PSUs have been more consistently expensed over the performance period than the PSUs granted in December 2005. PSUs granted for fiscal 2008 have a variable payout opportunity for participants and are being expensed at threshold levels until such time as our financial forecasts indicate a need to change that methodology. The expensing of these PSUs also significantly impacts the year-over-year comparison of stock award compensation for the named executive officers.

(4)	All of the annual cash incentives paid to the named executive officers are performance-based. As a result of actual financial business performance against pre-established goals, each of the named executive officers earned awards under our MIP (or in Mr. Switz’s case, the EMIP) as depicted on the Fiscal 2008 Annual Incentive Summary table earlier in the CD&A. Cash incentive awards for fiscal 2008 earned under the EMIP and MIP were paid in December 2008.

(5)	The amount in this column reflects the actuarial increase in the present value of the named executive officer’s benefits under the ADC Telecommunications, Inc. Pension Excess Plan, which utilizes the mortality table prescribed in Section 417(e) of the Internal Revenue Code at 4.52%. We do not have any above market earnings under our nonqualified deferred compensation plan.

(6)	Amounts shown in this column include the information detailed in the following table:

Fiscal 2008 All Other Compensation

	Company	Company
	Match on	Match on		Reimbursement
	Qualified	401(k)	Perquisite	Of Club
	401(k)	Excess	Allowance	Dues and	Other
Name	Plan ($)	Plan ($)	($)(1)	Fees ($)	($)(2)	Totals ($)

Robert E. Switz	10,227	62,909	24,185	7,979	4,440	109,740
James G. Mathews	9,324	13,119	16,123	—	—	38,567
Patrick D. O’Brien	8,136	14,633	16,123	—	5,000	43,892
Laura N. Owen	10,127	10,475	10,077	—	—	30,679
Jeffrey D. Pflaum	10,126	5,921	10,077	—	—	26,125

(1)	Allowance paid to named executive officers in lieu of providing them with certain perquisites. See page 24 of the CD&A for further discussion of the allowances paid.

(2)	The amount for Mr. Switz represents the aggregate incremental cost to the company of an ADC fleet vehicle. The amount for Mr. O’Brien represents a charitable contribution made by ADC on his behalf under the CLIC Program.

Grants of Plan-Based Awards

The following table summarizes the fiscal 2008 grants of equity and non-equity plan-based awards to the named executive officers. All of these equity and non-equity plan-based awards were granted under our GSIP, EMIP and 2008 MIP.

Fiscal 2008 Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Future			Estimated Future			Number	Number of	or Base	Value
			Payouts Under Non-Equity			Payouts Under Equity			of Shares	Securities	Price of	of Stock
		Date of	Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	and
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	Action	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)	(#)(3)	(#)(4)	($/Sh)	Awards(5)

Robert E. Switz	—	—	0	742,415	1,484,830	—	—	—	—	—	—	—
	12/17/2007	12/17/2007	—	—	—	—	—	—	—	140,000	$17.76	1,025,541
	12/17/2007	12/17/2007	—	—	—	0	70,000	140,000	—	—	$17.76	1,243,200
James G. Mathews	—	—	0	230,455	460,909	—	—	—	—	—	—	—
	12/17/2007	12/17/2007	—	—	—	—	—	—	—	33,500	$17.76	245,397
	12/17/2007	12/17/2007	—	—	—	0	16,750	33,500	—	—	$17.76	297,480
Patrick D. O’Brien	—	—	0	234,812	469,623	—	—	—	—	—	—	—
	12/17/2007	12/17/2007	—	—	—	—	—	—	—	22,333	$17.76	163,596
	12/17/2007	12/17/2007	—	—	—	—	—	—	7,444	—	$17.76	132,205
	12/17/2007	12/17/2007	—	—	—	0	11,167	22,334	—	—	$17.76	198,326
Laura N. Owen	—	—	0	156,228	312,455	—	—	—	—	—	—	—
	12/17/2007	12/17/2007	—	—	—	—	—	—	—	24,000	$17.76	175,807
	12/17/2007	12/17/2007	—	—	—	0	12,000	24,000	—	—	$17.76	213,120
Jeffrey D. Pflaum	—	—	0	164,966	329,932	—	—	—	—	—	—	—
	12/17/2007	12/17/2007	—	—	—	—	—	—	—	13,433	$17.76	98,401
	12/17/2007	12/17/2007	—	—	—	—	—	—	4,478	—	$17.76	79,529
	12/17/2007	12/17/2007	—	—	—	0	6,717	13,434	—	—	$17.76	119,294

(1)	Represents the possible payout amounts under our EMIP and MIP for fiscal 2008. The actual cash incentive payout amounts for fiscal 2008 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	The awards reflected in this column are PSUs that have a three-year performance period from November 1, 2007 through October 31, 2010, vest on January 11, 2011 and were granted pursuant to our GSIP. Vesting of PSUs is contingent on both continued employment during the vesting period and the achievement by ADC of a three-year cumulative adjusted EPS target over the three-year performance measurement period. If the named executive officer’s employment terminates during the performance period as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If the award recipient’s employment terminates during the performance period as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded only if the performance measure is achieved by the company by the end of the performance period. In the event of a change in control of the company, the award will vest in full.

(3)	The awards reflected in this column are RSUs granted that have a three-year vesting period. The RSUs vest in full on January 11, 2011. If the named executive officer’s employment terminates prior to the vesting date as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If the named executive officer’s employment terminates prior to the vesting date as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded by the company by the end of the scheduled vest date. In the event of a change in control of the company, the award will vest in full.

(4)	The stock options reflected in this column were granted pursuant to our GSIP and vest in 25% increments on each of December 17, 2008, December 17, 2009, December 17, 2010 and December 17, 2011, as long as the named executive officer is still an employee as of these dates. The entire option will be fully vested as of December 17, 2011.

(5)	ADC utilizes the Black-Scholes methodology to value its stock options granted to named executive officers. The assumptions were: exercise price based on closing price of the date of grant, seven year term, 4.6 years average time to exercise, 2.99% risk-free interest rate, and dividend yield of 0%. The calculated Black-Scholes co-efficient was 0.41246.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options, unvested RSUs, and unvested PSUs held as of October 31, 2008 by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

								Stock Awards(1)
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market
								Number		Awards:	or Payout
								of		Number of	Value of
		Option Awards(1)						Shares	Market	Unearned	Unearned
		Number of		Number of				or Units	Value of	Shares,	Shares,
		Securities		Securities				of Stock	Shares or	Units or	Units or
		Underlying		Underlying				That	Units of	Other	Other
		Unexercised		Unexercised		Option		Have	Stock That	Rights That	Rights That
		Options		Options		Exercise	Option	Not	Have Not	Have Not	Have Not
		(#)		(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Grant Date	Exercisable		Unexercisable		($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

Robert E. Switz	11/2/1998	21,428		0		42.88	11/2/2008	—	—	—	—
	11/1/1999	21,428		0		83.78	11/1/2009	—	—	—	—
	10/29/1999	5,060		0		83.46	10/29/2009	—	—	—	—
	10/31/2000	5,686		0		149.63	10/31/2010	—	—	—	—
	11/1/2000	18,571		0		155.31	11/1/2010	—	—	—	—
	5/31/2001	21,428		0		53.76	5/31/2011	—	—	—	—
	11/1/2001	51,833		0		30.59	11/1/2011	—	—	—	—
	11/27/2002	96,285		0		15.82	11/27/2012	—	—	—	—
	8/29/2003	171,428		0		17.43	8/29/2013	—	—	—	—
	12/16/2004	107,141	(5)	35,715	(5)	18.76	12/16/2014	—	—	—	—
	12/15/2005	62,500	(5)	62,500	(5)	23.91	12/15/2015	—	—	—	—
	12/18/2006	35,000	(9)	105,000	(9)	14.59	12/18/2013	—	—	—	—
	12/17/2007	0		140,000	(9)	17.76	12/17/2014	—	—	—	—
	12/16/2004	—		—		—	—	12,500	79,250	—	—
	12/15/2005	—		—		—	—	—	—	62,500 (6)	396,250
	12/18/2006	—		—		—	—	—	—	70,000 (7)	443,800
	12/18/2006	—		—		—	—	225,000	1,426,500	—	—
	12/17/2007	—		—		—	—	—	—	70,000 (8)	443,800
James G. Mathews	12/30/2005	7,000	(5)	7,000	(5)	22.39	12/30/2015	—	—	—	—
	12/18/2006	3,400	(9)	10,200	(9)	14.59	12/18/2013	—	—	—	—
	4/30/2007	3,500	(9)	10,500	(9)	18.40	4/30/2014	—	—	—	—
	12/17/2007	0		33,500	(9)	17.76	12/17/2014	—	—	—	—
	12/30/2005	—		—		—	—	7,500	47,550	—	—
	12/18/2006	—		—		—	—	—	—	2,800 (7)	17,752
	12/18/2006	—		—		—	—	2,800	17,752	—	—
	4/30/2007	—		—		—	—	11,000	69,740	—	—
	4/30/2007	—		—		—	—	—	—	11,000 (7)	69,740
	12/17/2007	—		—		—	—	—	—	16,750 (8)	106,195
Patrick D. O’Brien	11/27/2002	21,428		0		15.82	11/27/2012	—	—	—	—
	12/30/2003	18,530		0		19.67	12/30/2013	—	—	—	—
	3/3/2004	9,375	(5)	3,125	(5)	20.44	3/3/2014	—	—	—	—
	12/16/2004	11,592	(5)	3,865	(5)	18.76	12/16/2014	—	—	—	—
	12/15/2005	9,000	(5)	9,000	(5)	23.91	12/15/2015	—	—	—	—
	12/29/2003	16,304		0		19.81	12/29/2010	—	—	—	—
	12/18/2006	8,300	(9)	24,900	(9)	14.59	12/18/2013	—	—	—	—
	12/17/2207	0		22,333	(9)	17.76	12/17/2014	—	—	—	—
	3/3/2004	—		—		—	—	—	—	—	—
	12/16/2004	—		—		—	—	1,286	8,153	—	—
	12/15/2005	—		—		—	—	—	—	9,000 (6)	57,060
	12/18/2006	—		—		—	—	16,600	105,244	—	—
	12/18/2006	—		—		—	—	—	—	16,600 (7)	105,244
	12/17/2007	—		—		—	—	7,444	47,195	—	—
	12/17/2007	—		—		—	—	—	—	11,167 (8)	70,799

Jeffrey D. Pflaum	11/1/2001	15,166		0		30.59	11/1/2011	—	—	—		—
	11/27/2002	22,857		0		15.82	11/27/2012	—	—	—		—
	3/3/2004	9,500		0		20.44	3/3/2014	—	—	—		—
	12/16/2004	9,073	(5)	3,026	(5)	18.76	12/16/2014	—	—	—		—
	12/15/2005	7,250	(5)	7,250	(5)	23.91	12/15/2015	—	—	—		—
	12/29/2003	10,220		0		19.81	12/29/2010	—	—	—		—
	12/18/2006	5,925	(9)	17,775	(9)	14.59	12/18/2013	—	—	—		—
	12/17/2007	0		13,433	(9)	17.76	12/17/2014	—	—	—		—
	3/3/2004	—		—		—	—	—	—	—		—
	12/16/2004	—		—		—	—	1,007	6,384	—		—
	12/15/2005	—		—		—	—	—	—	7,250	(6)	45,965
	12/18/2006	—		—		—	—	11,850	75,129	—		—
	12/18/2006	—		—		—	—	—	—	11,850	(7)	75,129
	12/17/2007	—		—		—	—	4,478	28,391	—		—
	12/17/2007	—		—		—	—	—	—	6,717	(8)	42,586
Laura N. Owen	11/1/2001	11,757		0		30.59	11/1/2011	—	—	—		—
	11/27/2002	22,856		0		15.82	11/27/2012	—	—	—		—
	3/3/2004	9,500		0		20.44	3/3/2014	—	—	—		—
	12/16/2004	9,073	(5)	3,026	(5)	18.76	12/16/2014	—	—	—		—
	12/15/2005	9,000	(5)	9,000	(5)	23.91	12/15/2015	—	—	—		—
	12/29/2003	48,006		0		19.81	12/29/2010	—	—	—		—
	12/18/2006	6,500	(9)	19,500	(9)	14.59	12/18/2013	—	—	—		—
	12/17/2007	0		24,000	(9)	17.76	12/17/2014	—	—	—		—
	3/3/2004	—		—		—	—	—	—	—		—
	12/16/2004	—		—		—	—	1,007	6,384	—		—
	12/15/2005	—		—		—	—	—	—	9,000	(6)	57,060
	12/18/2006	—		—		—	—	13,000	82,420	—		—
	12/18/2006	—		—		—	—	—	—	13,000	(7)	82,420
	12/17/2007	—		—		—	—	—	—	12,000	(8)	76,080

(1)	All awards are made pursuant to our GSIP.

(2)	Excepted for RSUs granted on December 16, 2004 which have a vesting schedule of 25% per year over a 4-year period, awards in this column consist of RSUs granted that have a three-year vesting period. For the RSUs with a three-year vesting period, if the named executive officer’s employment is terminated prior to the vesting date as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. Additionally, if the named executive officer’s employment terminates prior to the vesting date as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded by the company by the end of the scheduled vest date. In the event of a change in control of the company, the RSUs with a three-year vesting period will vest in full.

(3)	The value of an outstanding unvested award was calculated based upon the closing price of ADC common stock on October 31, 2008 ($6.34).

(4)	Awards in this column consist of PSUs. Vesting of PSUs is contingent on both continued employment during the vesting period and the achievement by ADC of a three-year cumulative adjusted EPS target over the three-year performance measurement period. If the named executive officer’s employment terminates during the performance period as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If the award recipient’s employment terminates during the performance period as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded only if the performance measure is achieved by the company by the end of each fiscal year within the performance period. In the event of a change in control of the company, the award will vest in full.

(5)	These stock options vest at a rate of 8.3% per quarter so long as the recipient remains continuously employed by ADC.

(6)	These PSUs are for the performance period from November 1, 2005 through October 31, 2008.

(7)	These PSUs are for the performance period from November 1, 2006 through October 31, 2009.

(8)	These PSUs are for the performance period from November 1, 2007 through October 31, 2010.

(9)	These stock options vest at a rate of 25% a year for four years so long as the recipient remains continuously employed by ADC.

Stock Vested During Fiscal 2008

The following table summarizes information with respect to RSU awards that vested during fiscal 2008 for each named executive officer. None of the named executive officers exercised stock options during fiscal 2008.

Stock Vested during Fiscal 2008

	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Robert E. Switz	12,500	228,750
James G. Mathews	0	0
Patrick D. O’Brien	2,328	37,559
Jeffrey D. Pflaum	1,799	29,088
Laura N. Owen	1,799	29,088

(1)	The value is based upon the closing market price of ADC common stock on the date of vesting.

Pension Benefits

We maintain a Pension Excess Plan, which is a non-qualified, unfunded deferred compensation arrangement. The plan is intended to compensate employees for the amount of benefits foregone under our former defined benefit pension plan (which was terminated on December 31, 1997) as a result of past elections under our Deferred Compensation Plan and the Executive Incentive Exchange Plan. It also is intended to compensate employees for the amount of benefits that could not be paid from the pension plan due to maximum benefit and compensation limitations under the Internal Revenue Code. Within 30 days of termination of employment, participants in the Pension Excess Plan receive a lump-sum payment equal to the amount of these benefits. Benefits payable under the Pension Excess Plan were frozen as of January 5, 1998, and participation in the Pension Excess Plan is limited to existing participants as of December 31, 1997. Of the named executive officers, only Mr. Switz participates in the Pension Excess Plan. Mr. Switz is fully vested in the plan and may retire at any time without reduction in benefit.

The table below summarizes information with respect to the Pension Excess Plan.

Pension Benefits

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Robert E. Switz	Pension Excess Plan	15	58,404	0
James G. Mathews	—	—	—	—
Patrick D. O’Brien	—	—	—	—
Laura N. Owen	—	—	—	—
Jeffrey D. Pflaum	—	—	—	—

(1)	An actuarially equivalent value calculated by reference to the interest and mortality factor in effect at the time of the participant’s assumed termination of employment (October 31, 2008, the end of our fiscal year) is used to calculate the present value of the accumulated benefit. The annual interest rate used is the average of the rates for 30-year treasury securities on each day of the month of November in the year preceding the assumed termination date. That interest rate was 4.69%. We used mortality assumptions as described in Section 417(e)(3) of the Internal Revenue Code. The year-over-year change in the actuarial present value of Mr. Switz’s accumulated benefit under the Pension Excess Plan is disclosed in the

“Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Nonqualified Deferred Compensation

We sponsor a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. U.S.-based executives are eligible to participate in this plan, as are all U.S.-based employees, following the completion of one year of employment in which they work at least 1,000 hours. These employees are also eligible to receive an employer matching contribution of one-half of the first 6% of their pay deferred into the plan.

The ADC Telecommunications, Inc. 401(k) Excess Plan (the “401(k) Excess Plan”) is designed to provide to certain employees benefits that would be provided under our 401(k) plan except for the Internal Revenue Code limits placed on contributions to qualified 401(k) plans. The 401(k) Excess Plan is a non-qualified, unfunded deferred compensation arrangement. Record keeping accounts are held in each participant’s name and are 100% vested at all times. Hypothetical contributions to these accounts are made by both the participant and ADC according to the Internal Revenue Code limits. Hypothetical earnings to accounts are made based upon the participant’s preference of investment in an ADC phantom stock fund as well as other funds substantially similar to those found in our qualified 401(k) plan. Distributions are made to participants at the time of termination of employment in a lump sum or through regular installments over a five year timeframe.

The following table shows the contributions, earnings and account balances for the named executive officers in our 401(k) Excess Plan. We currently do not sponsor a non-qualified deferred compensation plan into which named executive officers voluntarily defer part of the total cash compensation.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last FY	in Last FY	Last FY	Withdrawals/	Last FYE
Name	($)(1)	($)(2)	($)(3)	Distributions	($)(4)

Robert E. Switz	86,799	62,835	(39,066)	0	611,553
James G. Mathews	17,342	12,773	650	0	30,766
Patrick D. O’Brien	32,372	14,596	(39,041)	0	262,963
Laura N. Owen	13,427	10,164	(63,895)	0	73,739
Jeffrey D. Pflaum	7,685	5,817	(12,716)	0	37,383

(1)	The amounts in this column have been reported in the “Salary” column of the Summary Compensation Table for fiscal 2008.

(2)	ADC’s contributions listed in this column have been reported in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2008.

(3)	The earnings listed in this column represent the change during the last fiscal year in the value of the underlying mutual fund or ADC stock fund in which the executive officers’ deferred amounts were invested and increases in the deferred amounts due to dividends payable upon those funds.

(4)	The amounts in this column include deferrals of cash compensation from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years as follows: for Mr. Switz, $456,111; for Mr. Mathews, $832; for Mr. O’Brien, $191,189; for Mr. Pflaum, $22,414; and for Ms. Owen, $106,714. The balance for each named executive officer includes the cumulative increase in value of the investment alternatives in which the deferred amounts are deemed to be invested.

Employment, Severance and Change in Control Arrangements

Employment and Severance Agreement with Robert E. Switz.  We entered into an employment agreement with Mr. Switz in conjunction with his appointment as Chief Executive Officer effective August 13, 2003. The initial term of the employment agreement continued until August 13, 2006, at which time it began to renew automatically for successive one-year periods unless either party elects to terminate the agreement. The agreement contains non-competition and non-solicitation covenants on the part of Mr. Switz, and provides for the payment of employee benefits and certain executive perquisites. As described below, pursuant to his employment agreement, the compensation payable to Mr. Switz in the event of his termination of employment depends on the nature of the termination:

•	Voluntary Termination or Termination for Cause. In the event that Mr. Switz voluntarily terminates his employment without “good reason” or if we terminate his employment for “cause” (both as defined in the agreement), no compensation will be provided other than the normal payment of salary already earned and other benefits to which he legally is entitled as an employee.

•	Voluntary Termination for Good Reason or Termination Without Cause. In the event that Mr. Switz terminates his employment for good reason or if we terminate his employment for reasons other than cause, Mr. Switz is entitled to (1) a lump sum cash severance equal to 200% of the base salary and target annual incentive, (2) payment of the employer portion of medical and dental premiums under COBRA for up to six months, and (3) accelerated vesting of certain stock option and restricted stock awards, in which case he would be able to exercise the applicable stock options until the earlier of the third anniversary of his termination of employment or August 29, 2013.

•	Death or Disability. In the case of Mr. Switz’ death or total disability, the agreement provides for full vesting of certain restricted stock and stock option awards, and the exercise period of those stock option awards would extend until the earlier of the third anniversary of his termination of employment or August 29, 2013.

•	Termination Following Change in Control. If Mr. Switz’ employment is terminated following a change in control, he is entitled to the benefits provided by our then-current Severance Plan (as defined below), and if such benefits are paid, he is not entitled to any other payment or benefits under the employment agreement.

In addition, option and RSU award agreements entered into by Mr. Switz may contain acceleration of vesting clauses upon the occurrence of certain events.

Severance Arrangements with Other Named Executive Officers.  We do not have employment or severance agreements with the named executive officers other than Mr. Switz. However, we have established severance practices as they relate to involuntary, other-than-for-cause separations for our named executive officers. For the named executive officers, salaries are continued for a period of from 12 to 18 months depending on grade level. All executives separated under this practice are eligible to receive reimbursement for benefits continuation of two months (12 months in the case of a disability) and outplacement assistance in the amount of $9,000. The named executive officer receiving severance pay under this practice must sign a waiver and release of claims including non-solicitation and non-disparagement clauses. These severance practices may be changed at any time at the discretion of the Compensation Committee.

Executive Change in Control Severance Pay Plan.  We maintain an Executive Change in Control Severance Pay Plan (the “Severance Plan”) to provide severance pay in the event of a “change in control” of ADC for executive officers (including the named executive officers) and certain other high-level executives. The plan and agreements are intended to provide for continuity of management if there is a change in control of ADC. Generally, under the Severance Plan and various equity award agreements currently in effect, a change in control is defined to include:

•	A change in control of the nature that would be reported under Schedule 14A of Regulation 14A of the Securities and Exchange Act of 1934 (the “Act”);

•	A public announcement that a person has become a beneficial owner pursuant to Section 13(d) of the Act representing 20% or more of the combined voting power of the then outstanding securities;

•	The continuing directors (as defined in the Severance Plan) cease to be a majority of the Board;

•	Consummation of a reorganization, merger, consolidation or sale of all or substantially all of ADC’s assets unless the outstanding voting securities of ADC prior to the transaction continue to represent at least 50% of the voting securities of ADC or the new company;

•	Approval by the shareowners of a liquidation or dissolution of ADC; or

•	The continuing directors (as defined in the Severance Plan) determine in their sole and absolute discretion that a change in control has occurred.

The Severance Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with “good reason” (as defined in the Severance Plan) or involuntarily, during the two-year period following a change in control. This is often referred to as a “double trigger” severance provision. The Compensation Committee believes that a double trigger design is more appropriate than the single trigger approach because it prevents severance payments in the event of a change in control where the executive continues to be employed without an adverse effect on compensation, role and responsibility or job location.

The amount of severance pay to be received by the Chief Executive Officer is three times his annual base salary and annual target bonus, and for other eligible executives is two times their annual base salary and target bonus. The Severance Plan also provides for payment of a pro rata portion of the employee’s bonus under the MIP or other applicable incentive bonus plan for the year in which employment termination occurs to the extent that the applicable incentive plan does not otherwise require a payment. This pro rata amount is the higher of the pro rata target incentive or pro rata actual incentive based on financial performance during the year. Payments under the Severance Plan will be made in a lump sum upon termination of employment. Under the Severance Plan, any severance payment to an eligible executive is increased by the amount, if any, necessary to take into account any additional taxes as a result of such payments being treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code.

Change in Control Provisions in Equity Award Agreements.  We have other compensatory arrangements with our executive officers relating to a change in control of ADC. All stock option agreements outstanding under our employee stock option plans provide for the acceleration of exercisability of options upon a change in control (or, in certain cases, only if the optionee’s employment is terminated without cause within two years following a change in control). In addition, our outstanding RSU and PSU award agreements provide for accelerated vesting of all outstanding RSUs and PSUs following a change in control.

Potential Payments Upon Certain Terminations or Changes in Control.  The following table shows potential payments to the named executive officers upon voluntary termination, death, disability, termination without cause, retirement or termination upon a change in control of ADC, assuming that any such termination of employment occurred on October 31, 2008. The retirement benefits that are listed in the table are available after the named executive officer attains age 55 and has at least 10 years of eligible service.

Potential Payments Upon Certain Terminations, Death, Disability or Termination After
a Change in Control

		Voluntary
		Termination,
		Disability or	Without Cause		Termination After
Name	Description	Death	Termination	Retirement	Change in Control

Robert E. Switz	Severance Amount	0	1,484,000	0	4,452,000
	Bonus	673,205	2,093,205	673,205	0
	Value of Accelerated Options(1)	0	0	0	0
	Value of Accelerated RSUs(2)	0	0	950,905	228,280
	Value of Accelerated PSUs(3)	0	0	412,059	1,283,850
	Value of Benefits Continuation	0	3,845	0	3,845
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	0	2,369,695
	Total	$673,205	$3,590,050	$1,591,655	$8,346,670

James G. Mathews	Severance Amount	0	412,500	0	1,320,000
	Bonus	208,001	208,001	0	0
	Value of Accelerated Options(1)	0	0	0	0
	Value of Accelerated RSUs(2)	0	0	0	18,033
	Value of Accelerated PSUs(3)	0	0	0	193,687
	Value of Benefits Continuation	0	1,899	0	1,899
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	676,023
	Total	$208,001	$631,400	$0	$2,218,642

Patrick D. O’Brien	Severance Amount	0	419,375	0	1,342,000
	Bonus	211,235	211,235	0	0
	Value of Accelerated Options(1)	0	0	0	0
	Value of Accelerated RSUs(2)	0	0	0	31,228
	Value of Accelerated PSUs(3)	0	0	0	233,103
	Value of Benefits Continuation	0	1,899	0	1,899
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	651,059
	Total	$211,235	$641,509	$0	$2,268,289

Laura N. Owen	Severance Amount	0	356,250	0	1,140,000
	Bonus	142,907	142,907	0	0
	Value of Accelerated Options(1)	0	0	0	0
	Value of Accelerated RSUs(2)	0	0	0	88,804
	Value of Accelerated PSUs(3)	0	0	0	215,560
	Value of Benefits Continuation	0	1,899	0	1,899
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	586,993
	Total	$142,907	$510,056	$0	$2,042,256

Jeffrey D. Pflaum	Severance Amount	0	375,000	0	1,200,000
	Bonus	150,994	150,994	0	0
	Value of Accelerated Options(1)	0	0	0	0
	Value of Accelerated RSUs(2)	0	0	0	20,689
	Value of Accelerated PSUs(3)	0	0	0	163,680
	Value of Benefits Continuation	0	1,899	0	1,899
	Value of Outplacement Services	0	9,000	0	9,000
	Excise Tax Gross Up Payment(4)	—	—	—	540,857
	Total	$150,994	$536,893	$0	$1,936,125

(1)	Value computed for each stock option grant by multiplying (i) the difference between (a) $6.34, the closing market price of a share of our common stock on October 31, 2008, the last business day of fiscal 2008 and (b) the exercise price per share for that option grant, by (ii) the number of shares subject to that option grant.

(2)	Value determined by multiplying the number of RSUs that vest by $6.34, the closing market price of a share of our common stock on October 31, 2008, the last business day of fiscal 2008.

(3)	Value determined by multiplying the number of PSUs that vest by $6.34, the closing market price of a share of our common stock on October 31, 2008, the last business day of fiscal 2008.

(4)	In the case of a change in control, the standard calculations as specified under the Internal Revenue Code Section 280(g) regulations were applied to the various benefits the named executive officers would receive in order to determine if any 280(g) excise taxes would be triggered and if so, what amount of 280(g) gross-up payments would be required under the terms of the change in control arrangements.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about our equity compensation plans as of October 31, 2008:

Equity Compensation Plan Information

	Number of
	Securities to be
	Issued Upon	Weighted-Average	Number of Securities Remaining
	Exercise of	Exercise Price of	Available for Future Issuance
	Outstanding	Outstanding	Under Equity Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities Reflected in
Plan Category	and Rights (#)	and Rights ($)	the Second Column) (#)

Equity compensation plans approved by security holders(1)	6,426,798	$25.5378	10,781,105
Equity compensation plans not approved by security holders(2)	381,269	$36.9030	—

Total	6,808,067	$26.4769	10,781,105

(1)	Includes options and rights granted and shares that may become the subject of future awards under our GSIP to either employees or non-employee directors. Specifically, 10,781,105 shares may become the subject of future awards as of October 31, 2008.

(2)	Includes options granted under the following plans that have not been approved by our shareowners: (a) the 2001 Special Stock Option Plan (the “2001 Special Plan”) as described below, and (b) plans established by us in connection with our acquisitions of each of the following companies: LGC Wireless in fiscal 2008; CommTech Corporation in fiscal 2001; PairGain Technologies, Inc. in fiscal 2000; and Saville Systems PLC in fiscal 1999 (collectively, the “Acquisition Plans”). In certain instances the plans of the acquired companies that the Acquisition Plans replaced were approved by the shareowners of the acquired companies. Each Acquisition Plan was established by us to preserve the benefit of the outstanding options of the company we were acquiring on the same general terms and conditions under which these options were initially granted. At the time we completed an acquisition, the options then outstanding under the acquired company’s option plan were converted into cash or options to purchase ADC common stock using an agreed conversion ratio under the applicable Acquisition Plan. No future options will be issued under any of the Acquisition Plans. As of October 31, 2008, options to purchase an aggregate of 235,391 shares of common stock at a weighted average price of $36.2603 and an average remaining term of approximately 3.78 years were outstanding under the Acquisition Plans. The 2001 Special Plan was adopted by our Board to address acute retention and compensation considerations associated with the economic downturn in the telecommunications industry that began in 2001. The 2001 Special Plan was designed to assist us in retaining and incenting our non-executive employees. Officers and directors of ADC were not eligible to receive awards under this plan. Under the 2001 Special Plan, we made a one-time grant of options to purchase an aggregate of 1,360,620 shares on December 7, 2001, to non-executive employees. These options were granted with an exercise price equal to the fair market value of our shares on the date of grant. As of October 31, 2008, options to purchase 145,878 shares of common stock with a weighted average exercise price of $37.9400 were outstanding under the plan. The terms and conditions of awards under the 2001 Special Plan were consistent with the terms and conditions of options granted under our GSIP. All options granted under the 2001 Special Plan vested with respect to one-third of the grant on the first anniversary of the grant date, with the remaining options vesting in 12.5% increments on the last day of each successive three-month period as long as the award recipients remained employed as of those dates. The options became fully vested as of December 7, 2004, and have a ten-year term.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. The Audit Committee is composed of five non-employee directors, all of whom are independent under the existing NASDAQ Global Select Market listing standards and the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the ADC website.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K with management and Ernst & Young LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements.

The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items:

•	matters related to the conduct of the audit of our financial statements;

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Ernst & Young LLP also provided the Audit Committee with written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP its independence. This standard further requires Ernst & Young LLP to disclose annually in writing all relationships that in Ernst & Young LLP’s professional opinion may reasonably be thought to bear on its independence. Ernst & Young LLP must also confirm its perceived independence and engage in a discussion of its independence.

Based on the Audit Committee’s discussions with management and Ernst & Young LLP, as well as the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommends to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2008, and filed with the Securities and Exchange Commission.

Members of the Audit Committee
Mickey P. Foret, Chair
John A. Blanchard III
Lois M. Martin
Larry W. Wangberg
John D. Wunsch

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for fiscal 2008 and 2007:

	Fiscal	Fiscal
Fee Category	2008 Fees	2007 Fees

Audit Fees	$3,064,995	$3,167,300
Audit-Related Fees	59,750	92,700
Tax Fees	28,088	47,500
All Other Fees	0	0

Total Fees	$3,152,753	$3,307,500

Audit Fees.  Consists of fees and expenses incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, regardless of when the fees and expenses were billed. Audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Consists of fees and expenses for assurance and services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services related to employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees and expenses for professional services related to tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, acquisitions and divestitures and international tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

All services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chair of the Audit Committee to approve services by Ernst & Young LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the Chair of the Audit Committee, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Ernst & Young LLP is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the Chair of the Audit Committee, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Ernst & Young LLP’s independence. All fees in fiscal 2008 and 2007 were approved pursuant to our pre-approval policy.

PROPOSAL 3 — RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While it is not required to do so, our Audit Committee is asking shareowners to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009 (which is expected to end on September 30, 2009), in order to ascertain the views of our shareowners on this appointment. In the event the shareowners fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of ADC and its shareowners.

Ernst & Young LLP has audited ADC’s consolidated financial statements for the past seven fiscal years. Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The Audit Committee of the Board of Directors recommends that the shareowners vote FOR the ratification of the appointment of Ernst & Young LLP to serve as ADC’s independent registered public accounting firm for fiscal 2009. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the annual meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock). If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted in favor of this proposal.

SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareowners wishing to present proposals to be considered for inclusion in our proxy statement for the 2010 annual shareowners’ meeting are to deliver the proposals so they are received by us by no later than September 22, 2009, at ADC Telecommunications, Inc., Attn: Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440-1101. The proposals must be submitted in accordance with all applicable rules and regulations of the SEC.

Our Restated Bylaws provide that a shareowner may present a proposal at the 2010 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Secretary at our principal executive offices by the close of business on January 3, 2010. The proposal must contain the specific information required by our Restated Bylaws. You may obtain a copy of the Restated Bylaws on our website at www.adc.com/investorrelations/corporategovernance or by writing to our Corporate Secretary.

ANNUAL REPORT AND FORM 10-K

Our 2008 Annual Report and Form 10-K, including financial statements for the year ended October 31, 2008, accompany this proxy statement. The Annual Report and Form 10-K are also available for your review on our website at www.adc.com/investorrelations/financialinformation. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota 55344-2252.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If other matters are brought properly before the annual meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote as they deem in the best interests of ADC.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey D. Pflaum
Vice President, General Counsel and Secretary

January 20, 2009

ADC TELECOMMUNICATIONS, INC. 13625 TECHNOLOGY DRIVE EDEN PRAIRIE, MINNESOTA 55344 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ADCTL1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ADC TELECOMMUNICATIONS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote number(s) of the nominee(s) on the line below. FOR proposals 1, 2 and 3. 1. The election of: four directors for terms expiring in 2012 Nominees: 01) Lois M. Martin 02) Krish A. Prabhu 03) John E. Rehfeld 04) David A. Roberts For Against Abstain Vote On Proposals 2. Proposal to set the size of the Board of Directors at eleven. 3. Proposal to ratify the appointment of Ernst & Young LLP as ADC’s independent registered public accounting firm for ADC’s 2009 fiscal year (which is expected to end on September 30, 2009). This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED ABOVE AND FOR ITEMS 2 AND 3. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Shareowners’ Meeting and Proxy Statement/Form 10-K Combo are available at www.proxyvote.com. ADCTL2 ADC TELECOMMUNICATIONS, INC. 13625 Technology Drive, Eden Prairie, Minnesota 55344 PROXY FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD MARCH 4, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Robert E. Switz and Jeffrey D. Pflaum as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of common stock of ADC Telecommunications, Inc. (“ADC”) held by the undersigned of record on January 6, 2009, at the annual meeting of the shareowners of ADC to be held in the Auditorium of ADC’s World Headquarters, 13625 Technology Drive, Eden Prairie, Minnesota, on March 4, 2009 at 9:00 a.m. Central Standard Time, and at any and all adjournments thereof, and hereby revoke(s) all former proxies. If the undersigned is a participant in the ADC Retirement Savings Plan, the undersigned hereby directs Wachovia Bank National Association as Trustee of the ADC Retirement Savings Plan, to vote at the annual meeting of the shareowners of ADC to be held on March 4, 2009 and at any and all adjournments thereof, the shares of common stock of ADC allocated to the account of the undersigned as specified on this card. For participants in the ADC Retirement Savings Plan, if this card is not received by the Trustee by February 26, 2009, or if it is received but the voting instructions are invalid, the stock with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions.

ADC TELECOMMUNICATIONS, INC. ** IMPORTANT NOTICE ** Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on 3/4/09 You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. Proxy Materials Available Notice and Proxy Statement Form 10-K Combo PROXY MATERIALS — VIEW OR RECEIVE You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor. To facilitate timely delivery please make the request as instructed below on or before 2/18/09. ADC TELECOMMUNICATIONS, INC. 13625 TECHNOLOGY DRIVE EDEN PRAIRIE, MINNESOTA 55344 HOW TO VIEW MATERIALS VIA THE INTERNET Have the 12 Digit Control Number (located on the following page) available and visit: www.proxyvote.com HOW TO REQUEST A COPY OF MATERIALS BY INTERNET — www.proxyvote.com BY TELEPHONE — 1-800-579-1639 BY E-MAIL* — sendmaterial@proxyvote.com *If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number in the subject lineSee the Reverse Side for Meeting Information and Instructions on How to Vote

     Meeting Information How To Vote Meeting Type: Annual Meeting Date: 3/4/09 Meeting Time: 9:00 A.M. CST For holders as of: 1/6/09 Meeting Location: Auditorium of the World Headquarters of ADC Telecommunications, Inc. 13625 Technology Dr. Eden Prairie, MN Meeting Directions: To obtain meeting directions, please call 1-800-366-3889 or 952-938-8080 (North America Only). You may also obtain meeting directions by visiting: http://www.adc.com/contactadc/corporatecontacts. Vote In Person Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Voting items The Board of Directors recommends a vote FOR proposals 1, 2 and 3. 1. The election of four directors for terms expiring in 2012 Nominees: Lois M. Martin Krish A. Prabhu John E. Rehfeld David A. Roberts Proposal to set the size of the Board of Directors at eleven. Proposal to ratify the appointment of Ernst & Young LLP as ADC’s independent registered public accounting firm for ADC’s 2009 fiscal year (which is expected to end on September 30, 2009).

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